Filed pursuant to Rule 424(b)(2)
Registration No. 333-96973
PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 31, 2002)

1,250 Units

VIRGINIA ELECTRIC AND POWER COMPANY

EACH UNIT CONSISTS OF 1,000 SHARES OF FLEXIBLE
MONEY MARKET CUMULATIVE PREFERRED STOCK (FLEX MMP®), 2002 SERIES A (LIQUIDATION PREFERENCE $100 PER SHARE)

•
The dividend rate on the 2002 Series A preferred stock will be 5.50% until the end of the initial dividend period on December 20, 2007. Through the December 20, 2007 dividend payment date, dividends will be payable, if declared, on March 20, June 20, September 20 and December 20 of each year, commencing March 20, 2003.

•
Commencing December 20, 2007, the dividend rate for each subsequent dividend period will be as determined according to periodic auctions conducted by the auction agent. Dividend periods may be either regular or special. Regular dividend periods will generally be between 49 and 98 days long. Special dividend periods must be at least 49 days long and may be any longer period as we designate.

•
On and after December 20, 2007, unless we have foregone our right to redeem shares of 2002 Series A preferred stock during a special dividend period following that date, we may redeem shares of 2002 Series A preferred stock, in whole or in part, upon payment of a redemption price of $100,000 per Unit ($100 per share) plus accumulated and unpaid dividends.

•
If certain changes in federal tax law are enacted either within 18 months after December 12, 2002, or during special dividend periods designated by us from and after December 20, 2007, we may also redeem all but not less than all of the shares of 2002 Series A preferred stock upon payment of a redemption premium as described under DESCRIPTION OF THE 2002 SERIES A PREFERRED STOCK— “Redemption.”

INVESTING IN THE 2002 SERIES A PREFERRED STOCK INVOLVES RISKS THAT ARE DESCRIBED IN “RISK FACTORS” BEGINNING ON PAGE S-9 OF THIS PROSPECTUS SUPPLEMENT.

We will not apply to list the 2002 Series A preferred stock on any securities exchange or to include the shares in any automated quotation system.

	Public Offering Price(1)	Underwriting Discount	Proceeds to Company Before Expenses
Per Unit	$100,000	$1,500	$98,500
Total	$125,000,000	$1,875,000	$123,125,000

(1)	Plus accrued dividends from December 12, 2002, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Units will be ready for delivery in book-entry form through The Depository Trust Company on or about December 12, 2002.

LEHMAN BROTHERS

BNP PARIBAS
KBC FINANCIAL PRODUCTS
SUNTRUST ROBINSON HUMPHREY

The date of this Prospectus Supplement is December 5, 2002

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the 2002 Series A preferred stock we are offering and certain other matters relating to us and our financial condition. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the 2002 Series A preferred stock we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the 2002 Series A preferred stock in the prospectus supplement differs from the description of preferred stock in the base prospectus, the description in the prospectus supplement supersedes the description in the base prospectus.

You should rely only on the information contained in this document or to which this document refers you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, special reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), until such time as all of the securities covered by this prospectus supplement have been sold:

•	Annual Report on Form 10-K for the year ended December 31, 2001;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002; and

•	Current Reports on Form 8-K filed January 18, 2002, January 29, 2002, August 20, 2002, September 11, 2002 and October 15, 2002.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Corporate Secretary
Virginia Electric and Power Company
120 Tredegar Street
Richmond, Virginia 23219
Telephone (804) 819-2000

FORWARD-LOOKING INFORMATION

We have included certain information in this document which is “forward-looking information” as defined by the Private Securities Litigation Reform Act of 1995. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed in this document. This information, by its nature, involves estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statements.

Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified a number of these factors in our filings with the SEC, including our most recent Quarterly Report on Form 10-Q which is incorporated by reference in this prospectus supplement, and we refer you to those reports for further information.

Our business and financial condition is influenced by factors including political and economic risks; market demand for energy; inflation; capital market conditions; changing rating agency requirements; governmental policies, legislative and regulatory actions (including those of the Federal Energy Regulatory Commission, the SEC, the Environmental Protection Agency, the Department of Energy, the Nuclear Regulatory Commission, and state utility regulatory commissions in North Carolina and Virginia); industry and rate structure; and legal and administrative proceedings. Some other important factors that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements include changes in and compliance with environmental laws and policies; weather conditions and catastrophic weather-related damage; terrorist attacks; present or prospective wholesale and retail competition; electric generation deregulation; cost of replacement electric energy in the event of unscheduled generation outages; the transfer of control over our transmission facilities to a regional transmission entity; the functional separation of our generation, transmission and distribution businesses; competition for new energy development opportunities; pricing and transportation of commodities; operation of nuclear power facilities; acquisition and disposition of assets and facilities; exposure to changes in the fair value of commodity contracts; counterparty credit risk; changes in financial accounting standards; and unanticipated changes in operating expenses and capital expenditures. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time, and it is not possible to predict all such factors, nor can we assess the impact of each such factor on us.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, the words “Company,” “we,” “our” and “us” refer to Virginia Electric and Power Company, a Virginia corporation, and its subsidiaries.

The following summary contains basic information about this offering. It may not contain all the information that is important to you. The DESCRIPTION OF THE 2002 SERIES A PREFERRED STOCK section of this prospectus supplement and the DESCRIPTION OF PREFERRED STOCK section of the base prospectus contain more detailed information regarding the terms and conditions of the 2002 Series A preferred stock. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus supplement and in the accompanying base prospectus.

THE COMPANY

We are a regulated public utility that generates, transmits and distributes electric power for sale within a 30,000 square-mile area in Virginia and northeastern North Carolina. We have a power generation portfolio of more than 18,000 megawatts. Operating as Dominion Virginia Power in Virginia and Dominion North Carolina Power in North Carolina, we serve approximately 2.2 million retail customers and sell electricity at wholesale to rural electric cooperatives, power marketers, municipalities and other utilities. All of our common stock is owned by Dominion Resources, Inc. (Dominion), a fully integrated gas and electric holding company. Dominion manages our operations, together with those of Dominion’s other subsidiaries, along functional lines rather than by corporate entity.

Our address and telephone number are: Virginia Electric and Power Company, 701 East Cary Street, Richmond, Virginia 23219, Telephone (804) 819-2000.

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	Twelve Months Ended September 30,	Twelve Months Ended December 31,
	2002	2001	2000	1999	1998	1997
Ratio of earnings to fixed charges	4.22	3.16	3.76	3.50	2.19	3.21
Ratio of earnings to fixed charges and preferred stock dividends	3.89	2.83	3.19	2.94	1.85	2.74

THE OFFERING

Securities Offered

We are offering 1,250 Units, each consisting of 1,000 shares of the 2002 Series A preferred stock. Under the terms of the articles of amendment, transfers of the 2002 Series A preferred stock may be made in a minimum quantity of one Unit or in multiples thereof.

Dividends

Cash dividends on the 2002 Series A preferred stock will be paid only if declared by the Company’s board of directors and will be cumulative if not declared and paid. If declared, dividends will be payable at the rate of $5.50 per share ($5,500 per Unit) per year during the initial dividend period, which equals 5.50% of the 2002 Series A preferred stock’s liquidation preference. The initial dividend period begins on the date the 2002 Series A preferred stock is issued and ends on December 20, 2007.

After the initial dividend period, the rate at which dividends will be paid will be determined by periodic auctions conducted in accordance with the procedures described in Appendix A of this prospectus supplement. The dividend rate will be adjusted and the 2002 Series A preferred stock may be redeemed in the event of certain changes to federal tax law relating to the dividends received deduction.

Dividend Payment Dates

Through the December 20, 2007 dividend payment date, dividends will be payable, if declared, on March 20, June 20, September 20 and December 20 of each year, commencing March 20, 2003. Beginning December 20, 2007, each subsequent dividend period will be either (a) a regular dividend period, which will be 49 days or a greater number of days equal to the then current minimum holding period required for corporate taxpayers to be entitled to the dividends received deduction in respect of dividends, other than extraordinary dividends, but in no event longer than 98 days or (b) a special dividend period, if we so designate before any auction, with a minimum length of at least 49 days or a greater number of days equal to the then current minimum holding period required for corporate taxpayers to be entitled to the dividends received deduction in respect of dividends, other than extraordinary dividends. The maximum length of a special dividend period may be any greater duration that we designate. If a special dividend period is more than 99 days but less than one year, dividends will be payable, if declared, on the 91st, 182nd and 273rd day of the dividend period. If the special dividend period is one year or longer, dividends will be payable, if declared, on March 20, June 20, September 20 and December 20 of each year during the special dividend period. See DESCRIPTION OF THE 2002 SERIES A PREFERRED STOCK—“Dividends.”

Ranking

The 2002 Series A preferred stock will be a new series of the Company’s preferred stock. As of October 31, 2002, there were 1,340,000 other outstanding shares of the Company’s preferred stock, with an aggregate liquidation preference of approximately $134 million upon involuntary liquidation, dissolution or winding up of the Company.

Liquidation Preference

The 2002 Series A preferred stock will have a liquidation preference of $100 per share ($100,000 per Unit), plus all accrued and unpaid dividends, whether or not declared.

Voting Rights

Except as described under DESCRIPTION OF THE 2002 SERIES A PREFERRED STOCK—“Voting Rights,” the 2002 Series A preferred stock will have no voting rights.

Redemption

Except as described under DESCRIPTION OF THE 2002 SERIES A PREFERRED STOCK—“Changes in the Dividends Received Deduction,” the Company may not redeem the 2002 Series A preferred stock before December 20, 2007. Beginning on that date, except during a non-call period as may be specified by the Company, the Company may redeem all or part of the 2002 Series A preferred stock at $100 per share ($100,000 per Unit), plus all accrued and unpaid dividends, whether or not declared. The 2002 Series A preferred stock will not benefit from any sinking fund.

Absence of Market for the 2002 Series A Preferred Stock

The 2002 Series A preferred stock will be a new issue of securities for which there currently is no market. An active market for the 2002 Series A preferred stock may not develop. If an active market does not develop, the market price and liquidity of the 2002 Series A preferred stock would be adversely affected.

No Listing of the New Preferred Stock

We do not plan to make application to list the 2002 Series A preferred stock on any securities exchange or to include it in any automated quotation system.

Use of Proceeds

We intend to use the net proceeds to repay short-term and other indebtedness and for general corporate purposes. See USE OF PROCEEDS in this prospectus supplement.

RISK FACTORS

Risks Related to the Units

Holders of 2002 Series A Preferred Stock Have Limited Voting Rights—The holders of 2002 Series A preferred stock will not possess any voting rights, except in certain limited circumstances. Accordingly, the 2002 Series A preferred stock may have no voting rights with respect to certain matters upon which the holder of our common stock may be entitled to vote. See DESCRIPTION OF THE 2002 SERIES A PREFERRED STOCK—“Voting Rights.”

Holders of the 2002 Series A Preferred Stock May Not Be Able To Use The Dividends Received Deduction—Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the preferred stock to qualify as dividends for federal income tax purposes. If any distributions on the 2002 Series A preferred stock with respect to any fiscal year are not eligible for the dividends received deduction because of insufficient current or accumulated earnings and profits, the market value of the 2002 Series A preferred stock may decline.

There Is Not A Public Market for the 2002 Series A Preferred Stock—There is no public market for the 2002 Series A preferred stock, and there can be no assurance that such a market will develop. The 2002 Series A preferred stock is not, and will not be, listed on any securities exchange or over-the-counter market.

Possible Changes in Tax Law May Reduce Ability of Holders of 2002 Series A Preferred Stock to Use the Dividends Received Deduction—In the past, legislation has been proposed that would have affected certain corporate holders of the 2002 Series A preferred stock that own less than 20% (by vote and value) of the capital stock of the Company. Such legislation would have reduced the dividends received deduction and changed the holding period required for eligibility for the dividends received deduction applicable to the 2002 Series A preferred stock. To our knowledge, no such proposals are currently pending before the United States Congress. Similar legislation, however, may be enacted in the future or other legislation may be enacted that would reduce the dividends received deduction available to corporate holders of the 2002 Series A preferred stock. See DESCRIPTION OF THE 2002 SERIES A PREFERRED STOCK—“Changes in the Dividend Received Deduction.”

Risks Related to the Company

Our Operations Are Weather Sensitive—Our results of operations can be affected by changes in the weather. Weather conditions directly influence the demand for electricity and affect the price of energy commodities. In addition, severe weather, including hurricanes, winter storms and droughts, can be destructive, causing outages and property damage and requiring us to incur additional expenses.

We Are Subject to Complex Government Regulation Which Could Adversely Affect Our Operations—Our operations are subject to extensive regulation and require numerous permits, approvals and certificates from various federal, state and local governmental agencies. We must also comply with environmental legislation and other regulations. Management believes the necessary approvals have been obtained for our existing operations and that our business is conducted in accordance with applicable laws. However, we remain subject to a varied and complex body of laws and regulations. New laws or regulations or the revision or reinterpretation of existing laws or regulations may require us to incur additional expenses.

Costs of Environmental Compliance, Liabilities and Litigation Could Exceed Our Estimates—We are subject to rising costs that result from a steady increase in the number of federal, state and local laws and regulations designed to protect the environment. These laws and regulations can result in increased capital, operating and other costs as a result of compliance, remediation, containment and monitoring obligations, particularly with respect to laws relating to power plant emissions. In addition, we may be a responsible party for environmental clean up at sites identified by a regulatory body. Management cannot predict with certainty the amount and timing of all future expenditures related to environmental matters because of the difficulty of estimating clean up costs and compliance and the possibility that changes will be made to the current environmental laws and regulations. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties.

Capped Electric Rates in Virginia May Be Insufficient to Allow Full Recovery of Stranded and Other Costs—Under the Virginia Utility Restructuring Act, our base rates (excluding fuel costs and certain other allowable adjustments) remain unchanged until July 2007 unless modified consistent with that act. The capped rates and wires charges that, where applicable, will be assessed to customers opting for alternative suppliers allow us to recover certain generation-related costs and fuel costs; however, we remain exposed to numerous risks of cost-recovery shortfalls. These include exposure to potentially stranded costs, future environmental compliance requirements, changes in tax laws, inflation and increased capital costs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Future Issues and Outlook-Regulated Electric Operations” and Note 19 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

The Electric Generation Business is Increasingly Subject to Competition—Since January 1, 2002, the generation portion of our operations in Virginia has been open to competition and is no longer subject to cost-based rate regulation. As a result there will be increased pressure to lower costs, including the cost of purchased electricity. Because our generation business has not previously operated in a competitive environment, the extent and timing of entry by additional competitors into the electric market in Virginia is unknown. Therefore, it is difficult to predict the extent to which we will be able to operate profitably within this new environment.

There Are Inherent Risks in the Operation of Nuclear Facilities— We operate nuclear facilities that are subject to inherent risks. These include the ability to dispose of spent nuclear fuel, the disposal of which is subject to complex federal and state regulatory constraints, the cost of and our ability to maintain adequate reserves for decommissioning, costs of plant maintenance and exposure to potential liabilities arising out of the operation of these facilities. We maintain decommissioning trusts and external insurance coverage to minimize the financial exposure to these risks. However, it is possible that costs arising from claims could exceed the amount of any insurance coverage. In addition, in today’s environment there is a heightened risk of a terrorist attack on the nation’s nuclear plants. We expect to incur increased security costs at our nuclear facilities.

The Use of Derivative Contracts Could Result in Financial Losses—We use derivatives including futures, forwards, options and swaps, to manage our commodity and financial market risks. In addition, we purchase and sell commodity-based contracts in the natural gas, electricity and oil markets for trading purposes. In the future, we could recognize financial losses on these contracts as a result of volatility in the market values of the underlying commodities or if a counterparty fails to perform under a contract. In the absence of actively quoted market prices and pricing information from external sources, the valuation of these financial instruments involves management’s judgment or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts. For additional information concerning our derivatives and commodity-based trading contracts, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Market Rate Sensitive Instruments and Risk Management” and Notes 2 and 9 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

We Are Exposed to Market Risks Beyond Our Control in Our Energy Clearinghouse Operations—Our energy clearinghouse and risk management operations are subject to multiple market risks including market liquidity, counterparty credit strength and price volatility. Many industry participants have experienced severe business downturns during the past year resulting in some being forced to exit or curtail their participation in the energy trading markets. This has led to a reduction in the number of trading partners, lower industry trading revenues and lower than expected revenues in our energy clearinghouse operations. Declining credit worthiness of some of our trading parties may limit the level of our trading activities with these parties and increase the risk that these counterparties may not perform under a contract.

An Inability to Access Financial Markets Could Affect the Execution of Our Business Plan—We rely on access to both short-term money markets and longer-term capital markets as a significant source of liquidity for capital requirements not satisfied by the cash flow of our operations. Management believes that we will maintain sufficient access to these financial markets based upon current credit ratings. However, certain disruptions outside of our control may increase our cost of borrowing or restrict our ability to access one or more financial markets. Such disruptions could include an economic downturn, the bankruptcy of an unrelated energy company or changes to our credit ratings. Restrictions on our ability to access financial markets may affect our ability to execute our business plan as scheduled.

Changing Rating Agency Requirements Could Negatively Affect Our Growth and Business Strategy—Our senior secured debt is currently rated A-, stable outlook, by Standard & Poor’s Ratings Group (S&P), a division of the McGraw-Hill Companies, Inc. and A2, stable outlook, by Moody’s Investor Service, Inc. (Moody’s). Both agencies have recently implemented more stringent applications of the financial requirements for various ratings levels. In order to maintain our current credit ratings in light of these or future new requirements, we may find it necessary to take steps or change our business plans in ways that may adversely affect our growth and earnings. A reduction in our credit ratings by either S&P or Moody’s could increase our borrowing costs and adversely impact our results of operations.

Potential Changes in Accounting Practices May Adversely Affect Our Financial Results—Recently discovered accounting irregularities in various industries have caused regulators and legislators to take a renewed look at accounting practices, financial disclosures and companies’ relationships with their independent auditors. While it is still unclear what laws or regulations will develop, we cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or in our operations specifically. In addition, new accounting standards could be enacted by the FASB or the SEC which could impact the way we are required to record revenues, expenses, assets and liabilities. These changes in accounting standards could lead to negative impacts on reported earnings or increases in liabilities which in turn could affect our reported results of operations.

THE COMPANY

We are a regulated public utility that generates, transmits and distributes power for sale within a 30,000 square-mile area in Virginia and northeastern North Carolina. We have a power generation portfolio of more than 18,000 megawatts. Operating as Dominion Virginia Power in Virginia and Dominion North Carolina Power in North Carolina, we serve approximately 2.2 million retail customers and sell electricity at wholesale to rural electric cooperatives, power marketers, municipalities and other utilities. We are a wholly owned subsidiary of Dominion, a fully integrated gas and electric holding company. Dominion manages our operations, together with those of Dominion’s other subsidiaries, along functional lines rather than by corporate entity.

Operating Segments

We currently manage our business through two principal segments: Energy and Delivery.

•	Energy—Energy manages our portfolio of generating facilities and purchased power contracts, trading and marketing activities, hedging and arbitrage activities.

•
Delivery—Delivery manages our electric distribution and transmission systems serving approximately 2.2 million customers, our approximately 6,000 miles of electric transmission lines and our customer service operations.

As of December 31, 2001, we had approximately 7,900 full-time employees.

Virginia Electric and Power Company was incorporated in 1909 as a Virginia public service corporation. Its principal office is located at 701 East Cary Street, Richmond, Virginia 23219-3932. The telephone number is (804) 819-2000. All of the Company’s common stock is held by Dominion.

For additional information about us, see WHERE YOU CAN FIND MORE INFORMATION in this prospectus supplement.

USE OF PROCEEDS

We expect to use the net proceeds for general corporate purposes and to repay debt. The repayment of debt may include a portion of our commercial paper, which at November 30, 2002 aggregated $408 million in outstanding principal amount. The weighted average maturity was 32.75 days and the weighted average interest rate was 1.67%.

CAPITALIZATION

The table below shows our capitalization on a consolidated basis as of September 30, 2002. The “As Adjusted” column reflects our capitalization after giving effect to this offering of 2002 Series A preferred stock and the use of the net proceeds from this offering. You should read this table along with our audited financial statements contained in our most recent Annual Report on Form 10-K as well as the information presented in our Quarterly Reports on Form 10-Q. See WHERE YOU CAN FIND MORE INFORMATION in this prospectus supplement.

	September 30, 2002
	Actual	As Adjusted
	(in millions)
Short-term debt[1]	$809	$686
Long-term debt[2]:
Mortgage bonds	1,466	1,466
Senior notes and medium-term notes	1,880	1,880
Tax exempt financings	598	598

Total long-term debt	3,944	3,944
Obligated mandatorily redeemable preferred securities of subsidiary trust	400	400
Preferred stock	134	259
Total common shareholder’s equity	4,046	4,046

Total capitalization	$9,333	$9,335

[1]	Includes securities due within one year, including $75 million which relates to variable rate auction money market preferred stock redeemed in October 2002.
[2]	Excludes the effect of unamortized discount ($24 million) and deferred gains on fair value hedges ($5 million).

RATIO OF EARNINGS TO FIXED CHARGES  AND PREFERRED STOCK DIVIDENDS

The ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends for each of the periods indicated were as follows:

	For the Twelve Months Ended September 30, 2002	Twelve Months Ended December 31,
		2001	2000	1999	1998	1997
Ratio of earnings to fixed charges	4.22	3.16	3.76	3.50	2.19	3.21
Ratio of earnings to fixed charges and preferred stock dividends	3.89	2.83	3.19	2.94	1.85	2.74

In the ratio of earnings to fixed charges, earnings are determined by adding fixed charges (excluding interest capitalized) to income before taxes. These earnings are then divided by total fixed charges. Fixed charges consist of interest charges (without reduction for Allowance for Funds Used During Construction) on long-term and short-term debt, interest capitalized and the portion of rental expense that is representative of the interest factor.

In the ratio of earnings to fixed charges and preferred stock dividends, earnings are determined by adding fixed charges (excluding interest capitalized and preferred dividends (grossed-up by a factor of pre-tax net income divided by net income)) to income before income taxes. These earnings are then divided by total fixed charges. Fixed charges consist of interest charges (without reduction for Allowance for Funds Used During Construction) on long-term and short-term debt, interest capitalized, and the portion of rental expense that is representative of the interest factor and preferred stock dividends (as grossed-up).

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following summary of financial information for the three years ended December 31, 2001 was derived from, and you should read it in conjunction with, the audited consolidated financial statements contained in our Annual Reports on Form 10-K for the years ended December 31, 2001 and 2000. The remaining data is derived from financial statements contained in our Quarterly Reports on Form 10-Q for the periods ended September 30, 2002 and 2001. These financial statements have not been audited, but, in the opinion of our management, contain all adjustments, including normal recurring accruals, necessary to present fairly our financial position and results of operations and cash flows for the applicable period. See WHERE YOU CAN FIND MORE INFORMATION in this prospectus supplement.

	Nine Months Ended September 30,		Year Ended December 31,
	2002	2001	2001	2000	1999
INCOME STATEMENT INFORMATION, for period ended
Total revenues	$3,847	$3,843	$4,944	$4,791	$4,591
Income before income taxes, extraordinary item, and cumulative effect of a change in accounting principle	1,013	694	732	837	743
Income before extraordinary item and cumulative effect of a change in accounting principle	644	425	446	558	485
Net Income	644	425	446	579	230
BALANCE SHEET INFORMATION, at period end
Cash and cash equivalents	46	103	84	141	62
Total assets	14,630	13,759	13,784	13,331	11,765
Short-term debt[1]	809	702	971	955	753
Long-term debt	3,925	3,645	3,704	3,561	3,551
Obligated mandatorily redeemable preferred securities of subsidiary trust	400	135	135	135	135
Preferred stock	134	509	384	509	509
Total common shareholder’s equity	4,046	3,918	3,876	3,849	3,743

[1]	Includes securities due within one year.

DESCRIPTION OF THE 2002 SERIES A PREFERRED STOCK

The following is a summary of the terms of the 2002 Series A preferred stock. This summary is not complete and should be read together with the DESCRIPTION OF PREFERRED STOCK in the base prospectus and is qualified in its entirety by reference to the Company’s amended and restated articles of incorporation, and the articles of amendment authorizing the issuance of the 2002 Series A preferred stock. Copies of the amended and restated articles of incorporation and the articles of amendment may be obtained upon request from the Company.

General

Under the amended and restated articles of incorporation of the Company, the board of directors is authorized, without further shareholder action, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series and with such terms and characteristics and at such times and for such consideration as the board of directors may determine in accordance with the articles. As of October 31, 2002, there were outstanding 1,340,000 shares of other series of our preferred stock.

Holders of 2002 Series A preferred stock will be entitled to receive dividends when, as and if declared by the board of directors, out of the assets legally available therefor at a rate per annum that may vary from dividend period to dividend period. In general, as described in more detail below, each dividend period after the initial dividend period, which ends on December 20, 2007, will be either (a) a regular dividend period, which will be 49 days in length or such greater number of days as is equal to the then current minimum holding period required for corporate taxpayers to receive the dividends received deduction in respect of dividends, other than extraordinary dividends, but in no event longer than 98 days, or (b) a special dividend period, as designated by the Company, with a minimum length of at least 49 days or such greater number of days as is equal to the then current minimum holding period required for corporate taxpayers to receive the dividends received deduction in respect of dividends, other than extraordinary dividends, and a maximum length of any greater duration that we designate. The applicable dividend rate for each regular or special dividend period after the initial dividend period will be determined by an auction conducted on the business day immediately preceding the start of that regular or special dividend period.

Existing holders and potential holders of the 2002 Series A preferred stock may participate in auctions after the initial dividend period through broker-dealers. See “—The Auction” for a more detailed explanation of auctions and the method of determining the applicable dividend rate.

Except as otherwise required by law or as described below, or unless there is no securities depository, the 2002 Series A preferred stock will be represented by one or more certificates deposited with and registered in the name of The Depository Trust Company, or DTC, as securities depository, or its nominee, Cede & Co., and no person acquiring the 2002 Series A preferred stock will be entitled to receive a share certificate. Each certificate will bear a legend to the effect that such certificate is issued subject to the provisions regarding transfer restrictions contained in the articles of amendment. Under the terms of the articles of amendment, transfers of the 2002

Series A Preferred Stock may be made in a minimum quantity of one Unit or in multiples thereof. During a Dividend Non-Payment Period, as defined herein, an existing holder may obtain a certificate for the shares owned by it. DTC will maintain lists of its participants and the shares held by each whether as an existing holder for its own account or as a nominee for another existing holder. See “—Book-Entry Only Issuance — The Depository Trust Company” for a more detailed explanation of DTC’s book-entry system.

When issued, the 2002 Series A preferred stock will have a liquidation preference equal to $100 per share ($100,000 per Unit), plus an amount equal to accumulated and unpaid dividends thereon, whether or not declared to the date of final distribution, and will be fully paid and nonassessable. See “—Liquidation Preference.”

The 2002 Series A preferred stock will not be convertible into shares of common stock or any other securities of the Company and will have no preemptive rights. Except during the initial dividend period, which ends December 20, 2007, and any non-call period, the 2002 Series A preferred stock will be redeemable, in whole or in part, on any dividend payment date at the option of the Company, at $100 per share ($100,000 per Unit) plus accumulated and unpaid dividends thereon, whether or not declared. The Company also may redeem the 2002 Series A preferred stock, in whole but not in part, if certain changes are made to federal tax law which reduce the dividends received percentage. See “—Changes in the Dividends Received Deduction.”

The 2002 Series A preferred stock will rank prior to or on a parity with any other shares of preferred stock as to dividends and upon the liquidation, dissolution or winding up of the Company, except under the circumstances described under DESCRIPTION OF PREFERRED STOCK in the base prospectus.

Except in an auction or as otherwise provided herein or as limited by law, the Company may purchase or otherwise acquire the 2002 Series A preferred stock at any price. Any shares purchased or otherwise acquired by the Company may be restored to the status of authorized but undesignated and unissued shares of preferred stock.

Dividends

General. The holders of 2002 Series A preferred stock will be entitled to receive, when, as and if declared by the board of directors out of funds legally available therefor, cumulative cash dividends at the applicable dividend rate, determined in the manner described below under  “—Dividends—Determination of Dividend Rate,” payable on the dates as described below.

Dividends on the 2002 Series A preferred stock will accumulate, whether or not declared, from the date on which the Company originally issues the shares at the dividend rate applicable from time to time. The applicable rate for the initial dividend period will be as shown on the cover page of this prospectus supplement. Dividends on the shares will be payable for the initial dividend period on March 20, June 20, September 20 and December 20 of each year, commencing March 20, 2003, or, if any such date is not a business day, on the next business day. For subsequent dividend periods, dividends on shares will be payable (1) on the business day following the last day of each dividend period, regardless of its length, and (2) in addition, in the case of dividend periods of more than 99 days, on the following additional dates:

•	if such dividend period is from 100 to 190 days, on the 91st day of such dividend period;

•	if such dividend period is from 191 to 281 days, on the 91st and 182nd days of such dividend period;

•	if such dividend period is from 282 days to 364 days, on the 91st, 182nd and 273rd days of such dividend period; and

•	if such dividend period is one year or longer, on March 20, June 20, September 20 and December 20 of each year,

provided that in all such cases, if such date is not a business day, the dividend payment date will be the next business day.

Notwithstanding the foregoing, if any date on which dividends on the 2002 Series A preferred stock would be payable as described in the preceding paragraph is a day that would result in the number of days in the then current dividend period not being at least equal to the then current minimum holding period required for corporate taxpayers to be entitled to the dividends received deduction, then dividends with respect to such dividend period will be payable on the first business day following such date on which dividends would be so payable that results in the number of days in such dividend period being at least equal to that minimum holding period or, if earlier, the 98th day of such dividend period.

Moreover, notwithstanding the foregoing, in the event of a change in law altering the minimum holding period, the board of directors will adjust, if necessary, the number of days in each regular dividend period and the minimum number of days of each special dividend period commencing after the date of such change in law to equal or exceed the minimum holding period, provided that the number of days in a regular dividend period will not exceed by more than nine days the length of the minimum holding period and will be evenly divisible by seven, and the maximum number of days in a regular dividend period, as adjusted, will not exceed 98 days.

On any change in the number of days in any then current dividend period or in the number of days in regular dividend periods or the minimum duration of a special dividend period as a result of a change in the minimum holding period, the Company will mail notice of such change to all holders of record of the 2002 Series A preferred stock. In addition, under the broker-dealer agreements described under “—The Auction—Broker-Dealer Agreements” below, each broker-dealer will be required to mail notice of such change to each existing holder who acquired the 2002 Series A preferred stock through such broker-dealer and, to the knowledge of such broker-dealer, has not disposed of such shares.

Each date on which dividends on the 2002 Series A preferred stock will be payable as set forth above is referred to as a “Dividend Payment Date.” Although any particular Dividend Payment Date for the shares of 2002 Series A preferred stock may not occur on the day of the week or the date originally scheduled as a Dividend Payment Date for the shares because of the adjustments set forth above, each succeeding Dividend Payment Date for the shares will occur, subject to such adjustments, on the day of the week or the date originally scheduled as a Dividend Payment Date for the shares as if each preceding Dividend Payment Date had occurred when initially scheduled.

On or prior to any Dividend Payment Date for the 2002 Series A preferred stock, the Company must pay to the auction agent sufficient funds for the payment in full of all accumulated dividends with respect to the 2002 Series A preferred stock payable on such Dividend Payment Date.

Each dividend on the 2002 Series A preferred stock will be payable to the holder or holders of record on the record date fixed by the Company’s board of directors prior to the applicable Dividend Payment Date. Dividends in arrears for any past dividend period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the holder or holders of record on a record date fixed by the board of directors. Any dividend payment made on the 2002 Series A preferred stock will first be applied toward payment of all accumulated dividends with respect to the earliest dividend period for the 2002 Series A preferred stock for which dividends have not been paid.

So long as the 2002 Series A preferred stock is held of record by the nominee of the securities depository, dividends will be paid to the nominee of the securities depository on each Dividend Payment Date for the shares. The securities depository will credit the accounts of the DTC participants in accordance with the securities depository’s normal procedures, which now provide for payments in same-day funds. The DTC participants will be responsible for holding or disbursing such payments to such existing holders in accordance with the instructions of such existing holders.

Except as described below under  “—Dividends — Determination of Dividend Rate,” (1) holders of the 2002 Series A preferred stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends on the 2002 Series A preferred stock as provided herein, and (2) no interest or sum of money in lieu of interest will be payable in respect of any dividend payment on the 2002 Series A preferred stock which may be in arrears.

So long as any shares of 2002 Series A preferred stock are outstanding,

•
no dividend, other than a dividend in common stock or any other capital stock of the Company ranking junior to the 2002 Series A preferred stock as to dividends and upon liquidation, may be declared or made upon any shares of preferred stock of the Company ranking on a parity with the 2002 Series A preferred stock as to dividends and upon liquidation,

•
neither the common stock, nor any other shares of capital stock of the Company ranking junior to the 2002 Series A preferred stock as to dividends and upon liquidation, nor any preferred stock ranking on a parity with the 2002 Series A preferred stock as to dividends and upon liquidation may be redeemed, purchased or otherwise acquired for any consideration, nor may any funds be paid to, or made available for, a sinking fund for the redemption of any shares of such stock, by the Company, except by conversion into or exchange for common stock or shares of capital stock of the Company ranking junior to the 2002 Series A Preferred Stock as to dividends or upon liquidation, unless, in each case, the full cumulative dividends on the outstanding 2002 Series A preferred stock have been or contemporaneously are, paid or declared and a sum sufficient for the payment thereof has been or is set apart for such payment. In addition, except as described in ADDITIONAL TERMS OF JUNIOR SUBORDINATED NOTES — “Option to Extend Interest Payment Period” in the base prospectus, the Company may not declare or pay any dividend or distribution on its capital stock (including preferred stock), other than dividends paid in shares of its common stock, if the Company:

•	extends interest payment periods on its junior subordinated notes issued to trusts; or

•	is in default with respect to payments on the junior subordinated notes or under related guarantees.

When dividends are not paid or declared and set aside for payment in full, as described in the previous paragraph, upon the 2002 Series A preferred stock and any preferred stock ranking on a parity with the 2002 Series A preferred stock, all dividends declared upon the 2002 Series A preferred stock and any preferred stock ranking on a parity with the 2002 Series A preferred stock must be declared pro rata so that the amount of dividends declared per share on the 2002 Series A preferred stock and parity preferred stock will in all cases bear to each other the same ratio that accumulated dividends per share on the 2002 Series A preferred stock and parity preferred stock bear to each other.

Subsequent Dividend Periods. After the initial dividend period for the 2002 Series A preferred stock, each subsequent dividend period for the shares will be a regular dividend period; provided that, subject to the articles of amendment and except as described in the next paragraph and under “—Dividends — Determination of Dividend Rate,” the Company may specify the duration for any special dividend period and other special provisions for the 2002 Series A preferred stock by a notice delivered or mailed by the Company to the addresses of record of the holders of the 2002 Series A preferred stock not less than 10 days nor more than 60 days prior to the auction date for such subsequent dividend period, which notice will specify:

•	the Company’s determination of the length of the special dividend period,

•
in the case of any special dividend period in excess of 99 days in duration, any subsequent dividend payment date or dates other than the subsequent period-end dividend payment date for such special dividend period,

•
if the Company has elected that the 2002 Series A preferred stock should not be subject to redemption during all or any specified portion of the special dividend period (a non-call period), a statement to that effect,

•	if the Company has elected that the dividends received deduction gross-up provision will apply during the special dividend period, a statement to that effect, and

•
if the Company has specified that all or any portion of the special dividend period will be a non-call period and that the dividends received deduction gross-up provision will apply and has affirmatively elected to have the right to redeem the 2002 Series A preferred stock during such special dividend period if there is any amendment to the Internal Revenue Code of 1986, as amended (the Code), that has the effect of reducing the dividends received percentage as described in “—Redemption,” a statement to that effect.

In the event the Company has elected a special dividend period for a subsequent dividend period as described in “—Changes in the Dividend Received Deduction,” the Company may withdraw its election by giving notice to holders of 2002 Series A preferred stock by no later than 3:00 p.m., New York City time, on the business day before the auction date with respect to which the notice was delivered, and thereafter the election by the Company of a special dividend period will be of no force and effect. Copies of all notices related to special dividend periods will be delivered in person, by telecopier or by other written electronic communication to the auction agent by the Company at the same time they are transmitted to the holders of 2002 Series A preferred stock. The auction agent will thereupon provide copies of the notices to broker-dealers as soon as practicable after receiving the notice. In the event the Company has effectively revoked its election of a special dividend period, the following dividend period will be a regular dividend period. No defect in the notice or in the mailing thereof will affect the validity of any change in any dividend period.

In the event that sufficient clearing bids have not been made in any auction, as described in “—The Auction,” such that the dividend rate for the next dividend period will be equal to the maximum applicable rate, then the subsequent dividend period will be a regular dividend period, regardless of whether the Company has elected a special dividend period, and the maximum applicable rate will be determined based upon such regular dividend period. In such event, existing holders of the 2002 Series A preferred stock that have submitted sell orders will not be able to sell in the auction all, and may not be able to sell any, shares subject to such sell orders. Thus, under certain circumstances, existing holders of 2002 Series A preferred stock may not have liquidity of investment.

Determination of Dividend Rate. The dividend rate for the initial dividend period for the 2002 Series A preferred stock will be 5.50% per annum. The initial dividend period begins on and includes the date that the Company originally issues the 2002 Series A preferred stock and ends on December 20, 2007. The dividend rate for each subsequent dividend period for the 2002 Series A preferred stock will be, except as provided below, the rate per annum that results from the implementation of the auction procedures. As used in this prospectus supplement, applicable dividend rate means the rate per annum at which dividends are payable on the 2002 Series A preferred stock for any dividend period. See “—The Auction — Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate.”

If an auction for any subsequent dividend period for the 2002 Series A preferred stock is not held for any reason, other than as a result of the failure of the Company to pay dividends or amounts payable upon redemption as described below, the subsequent dividend period will be a regular dividend period and the dividend rate on the shares for such subsequent dividend period will be the maximum applicable dividend rate on the business day immediately prior to the commencement of the subsequent dividend period. See “— The Auction — Orders by Existing and Potential Holders.”

During the initial dividend period and any special dividend period in excess of 364 days in duration, the amount of dividends accumulated and payable, if declared, per Unit for each period that begins on a Dividend Payment Date and ends on the day before the next Dividend Payment Date will be computed by (1) multiplying the applicable dividend rate for such dividend period by 25% and (2) multiplying $100,000 by the rate so obtained. The amount of dividends accumulated and payable, if declared, per Unit on any Dividend Payment Date with respect to any regular dividend period and any period during the initial dividend period and any special dividend period in excess of 364 days that is not covered by the preceding sentence will be computed by (x) multiplying the applicable dividend rate for such dividend period by a fraction, the numerator of which is the actual number of days in the portion of such dividend period prior to such Dividend Payment Date as to which dividends have not been paid and the denominator of which is 360, and (y) multiplying $100,000 by the rate so obtained.

If the Company fails to pay to the auction agent on or prior to any period-end Dividend Payment Date for the 2002 Series A preferred stock the full amount of all accumulated and unpaid dividends payable on the 2002 Series A preferred stock on such period-end Dividend Payment Date, then:

•
if such failure to pay is cured as provided below, the applicable dividend rate for the 2002 Series A preferred stock for the dividend period commencing on the period-end Dividend Payment Date on which the Company failed to pay will be equal to the dividend rate determined on the auction date immediately preceding such period-end Dividend Payment Date; and

•
if such failure to pay is not cured as provided below, then, for the period (the “Dividend Non-Payment Period”) commencing on and including such period-end Dividend Payment Date and ending on and including the business day on which, by 12:00 noon, New York City time, all unpaid cash dividends have been deposited with the auction agent or otherwise made available for payment to the applicable holders in same day funds (provided that, at least two business days but no more than 30 days prior to such business day, the Company must have given the auction agent, the securities depository and the applicable holders written notice of such deposit or availability):

—
each subsequent dividend period will be a regular dividend period, regardless of any special dividend period election made by the Company, and auctions for the 2002 Series A preferred stock will be suspended and will not resume, in each case until all accumulated and unpaid dividends on the 2002 Series A preferred stock for all past dividend periods have been paid to the auction agent, not later than the second business day before an auction date for the 2002 Series A preferred stock; and

—
the applicable dividend rate for the 2002 Series A preferred stock during such dividend non-payment period will be equal to the maximum applicable dividend rate for the 2002 Series A preferred stock, as determined on the business day prior to the first day of each such subsequent dividend period, but with the credit ratings for the 2002 Series A preferred stock, for purposes of determining such maximum applicable rate, being deemed to be below “Baa3” by Moody’s and below BBB- by S&P (the Non-Payment Period Rate).

If the Company fails to pay to the auction agent on or prior to any date set for redemption of less than all of the shares of 2002 Series A preferred stock the full amount payable upon redemption of the shares of 2002 Series A preferred stock called for redemption, then:

•
auctions for the 2002 Series A preferred stock will be suspended and will not resume until all amounts payable upon the redemption of the 2002 Series A preferred stock called for redemption have been paid to the auction agent not later than the second business day prior to an auction date for the outstanding 2002 Series A preferred stock;

•
if such failure to pay is cured as provided below, the applicable dividend rate for the dividend period commencing after the redemption date on which the Company failed to pay will be equal to the maximum applicable dividend rate for the 2002 Series A preferred stock, as determined on the business day before the first day of such dividend period, and such dividend period will be a regular dividend period, regardless of any special dividend period election made by the Company, unless on the auction date for such dividend period, auctions for the shares may be resumed as provided above; and

•	if such failure to pay is not cured as provided below, then:

—
each subsequent dividend period will be a regular dividend period, regardless of any special dividend period election made by the Company, and the applicable dividend rate for the 2002 Series A preferred stock not called for redemption for each dividend period, commencing on the day immediately succeeding the redemption date on which the Company failed to pay, but excluding the dividend period, if any, following the auction date on which auctions for the 2002 Series A preferred stock may be resumed as provided above, will be equal to the Non-Payment Period Rate for the 2002 Series A preferred stock, as determined on the business day prior to the first day of each such dividend period; and

—	the applicable dividend rate for the 2002 Series A preferred stock called for redemption for each dividend period for the 2002 Series A preferred stock commencing after the redemption date on which the Company failed to pay will be equal to the Non-Payment Period Rate for the 2002 Series A preferred stock, as determined on the business day prior to the first day of each such dividend period.

For purposes of the second and third bullets above, any failure to pay dividends or amounts payable upon redemption with respect to the 2002 Series A preferred stock will be deemed cured if, not later than 12:00 noon, New York City time, on the third business day following such failure to pay, there has been paid to the auction agent (1) all accumulated and unpaid dividends on the 2002 Series A preferred stock including the full amount of any dividends to be paid on the period-end payment date with respect to which such failure to pay occurred but excluding amounts accumulated after such period-end dividend payment date, plus additional dividends in an amount computed by multiplying (A) the Non-Payment Period Rate for the 2002 Series A preferred stock, as determined on the business day before such Dividend Payment Date, by (B) a fraction, the numerator of which will be the number of days for which such failure to pay is not cured in accordance with this paragraph, including the day such failure to pay occurs and excluding the day such failure to pay is cured, and the denominator of which is 360, and multiplying the rate so obtained by the product of $100,000 and the number of Units then outstanding and (2) the full amount payable upon redemption of the shares of 2002 Series A preferred stock called for redemption that have not been so redeemed, plus (except to the extent such amount has been paid pursuant to clause (1) above) an amount computed by multiplying (x) the Non-Payment Period Rate for the 2002 Series A preferred stock, as determined on the business day prior to the first day of the current dividend period, and (y) a fraction, the numerator of which will be the number of days for which such failure to pay is not cured in accordance with this paragraph, including the day such failure to pay occurs and excluding the day such failure to pay is cured, and the denominator of which is 360, and multiplying the rate obtained against the product of $100,000 and the number of Units called for redemption that have not been so redeemed.

If the Company fails to pay to the auction agent on or prior to any date set for redemption of all the shares of 2002 Series A preferred stock the full amount payable upon the redemption of the shares, then the applicable dividend rate for the shares for each dividend period or portion thereof commencing on or after the redemption date on which the Company failed to pay will be equal to the Non-Payment Period Rate for the shares, as determined on the business day prior to the first day of each such dividend period.

Changes in the Dividends Received Deduction

If, at any time prior to the date that is 18 months after December 12, 2002, and in the limited circumstances described below with respect to special dividend periods, any amendment to the Code is enacted that has the effect of reducing the percentage of dividends received by corporate taxpayers which may be deducted for federal income tax purposes (currently 70%) pursuant to Section 243(a)(1) of the Code or any successor provision (the “Dividends Received Percentage”), then the applicable dividend rate with respect to the

2002 Series A preferred stock for the dividend period in which the effective date of such change occurs will, to the extent such amendment applies to such dividend period, be adjusted on and after its effective date for the remainder of such dividend period by multiplying the applicable dividend rate, determined before any adjustment described in this paragraph, by a factor, which will be the number determined in accordance with the following formula (the DRD Formula), and rounding the results to the nearest basis point:

1-[.35(1-.70)]

1-[.35(1-DRP)]

For purposes of this formula, “DRP” means the adjusted Dividends Received Percentage applicable to the relevant dividend in question; provided that in no event will DRP be less than 50% (0.50). No amendment to the Code other than a change in the percentage of the dividends received deduction set forth in Section 243(a)(1) of the Code (or any successor provision) will give rise to an adjustment described in the previous paragraph. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an opinion of independent tax counsel or a private letter ruling or similar form of guidance from the IRS to the effect that such amendment to the Code would not apply to dividends payable on the 2002 Series A preferred stock, then such amendment will not result in the adjustment otherwise provided for above. The Company’s calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Company, will be final and not subject to review.

If any such amendment to the Code which reduces the Dividends Received Percentage is enacted and becomes effective after a dividend payable on a Dividend Payment Date has been declared but before such dividend has been paid, the amount of dividends payable on such Dividend Payment Date will not be increased; but instead, an amount equal to the excess, if any, of (1) the product of the dividends paid by the Company on such Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the reduced Dividends Received Percentage or 50%) less (2) the dividends paid by the Company on such Dividend Payment Date, will be payable, if declared, on the following Dividend Payment Date to holders of the 2002 Series A preferred stock for such succeeding Dividend Payment Date, in addition to any other amounts payable on such Dividend Payment Date.

If the applicable dividend rate is adjusted as described above, the Company will send notice of such adjustment to each holder of 2002 Series A preferred stock and the auction agent on or prior to the next Dividend Payment Date. Unless the context requires otherwise, all references to dividends in this prospectus supplement mean dividends adjusted as described above.

In addition, if an amendment to the Code is enacted within the applicable time periods that reduces the Dividends Received Percentage and this reduction retroactively applies to a Dividend Payment Date as to which the Company previously paid dividends on the 2002 Series A preferred stock (each, an “Affected Dividend Payment Date”), the Company will pay, if declared, additional dividends on the immediately succeeding Dividend Payment Date (or if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, on the second immediately succeeding Dividend Payment Date following the date of enactment), to holders of the 2002 Series A preferred stock for such succeeding Dividend Payment Date, in an amount equal to the excess, if any, of (1) the product of the dividends paid by the Company on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the reduced Dividends Received Percentage and 50% (0.50), applied to each Affected Dividend Payment Date) over (2) the dividends paid by the Company on each Affected Dividend Payment Date. Retroactive dividends, along with all other dividends on the 2002 Series A preferred stock, will be cumulative.

Retroactive dividends will not be paid with respect to the enactment of any amendment to the Code if the amendment would not result in an adjustment due to the Company having received either an opinion of counsel or tax ruling referred to above. The Company will make only one payment of retroactive dividends.

No adjustments in the dividends payable by the Company will be made, and no retroactive dividends will be payable by the Company, because of any amendment to the Code that reduces the Dividends Received Percentage that is enacted

•	during the initial dividend period and more than 18 months after December 12, 2002, or

•	on or after December 20, 2007, other than during a special dividend period in which, at the election of the Company, the dividends received gross-up provision will apply.

In the event that the amount of dividends payable on the 2002 Series A preferred stock is adjusted pursuant to the DRD Formula and/or retroactive dividends are to be paid, the Company will cause notice of each adjustment and, if applicable, any retroactive dividends, to be sent to each holder of the 2002 Series A preferred stock.

In addition, if the Dividends Received Percentage is reduced

•	on or before the date that is 18 months after December 12, 2002, or

•
during any special dividend period all or a portion of which the Company has designated as a non-call period and with respect to which (i) the dividends received gross-up provision applies and (ii) the Company has affirmatively elected to have the right to redeem the 2002 Series A preferred stock if it is required to pay additional dividends under the gross-up provision, and, in either case, the Company is required to pay additional dividends under the gross-up provision, then the Company may at its option redeem the 2002 Series A preferred stock, in whole but not in part, at a redemption price of $102.50 per share ($102,500 per Unit), plus accumulated and unpaid dividends, whether or not declared and including any increase in dividends payable due to changes in the Dividends Received Percentage. See “—Redemption.”

Redemption

Optional Redemption. At the option of the Company, the 2002 Series A preferred stock may be redeemed on or after December 20, 2007, other than during a non-call period as specified by the Company, in whole or from time to time in part, out of funds legally available therefor, on any Dividend Payment Date, upon at least 30 but not more than 90 days’ notice, at a redemption price per share of $100 ($100,000 per Unit), upon payment of accumulated and unpaid dividends as described in the next sentence. The Company will be required to declare and pay on the redemption date all accumulated and unpaid dividends thereon, whether or not declared, to the date that the Company pays or duly provides for the payment of the full amount payable upon the shares of 2002 Series A preferred stock to be redeemed. Notwithstanding the foregoing, if any dividends on the 2002 Series A preferred stock are in arrears, no shares may be redeemed unless all outstanding 2002 Series A preferred stock is simultaneously redeemed and the Company may not purchase or otherwise acquire any of the 2002 Series A preferred stock; provided, however, that the foregoing will not prevent the purchase or acquisition of the 2002 Series A preferred stock pursuant to an otherwise lawful purchase or exchange offer made on the same terms to holders of all outstanding 2002 Series A preferred stock.

If at any time

•	on or before the date that is 18 months after December 12, 2002, or

•
during any special dividend period all or a portion of which the Company has designated as a non-call period and with respect to which (i) the dividends received gross-up provision applies and (ii) the Company has affirmatively elected to have the right to redeem the 2002 Series A preferred stock if it is required to pay additional dividends under the gross-up provision, one or more amendments to the Code are enacted that have the effect of reducing the Dividends Received Percentage and, as a result, the amount of dividends on the 2002
Series A preferred stock payable on any Dividend Payment Date may be adjusted upwards as described above under “Changes in the Dividends Received Deduction,” the Company, at its option, may redeem all, but not less than all, of the outstanding 2002 Series A preferred stock, provided that, within 60 days of the date on which an amendment to the Code is enacted that reduces the Dividends Received Percentage, the Company sends notice to holders of the
2002 Series A preferred stock of such redemption. Any redemption of the 2002 Series A preferred stock pursuant to this paragraph will take place on the date specified in the notice, which will be not less than 30 nor more than 90 days from the date such notice is sent to holders of the 2002 Series A preferred stock. This redemption of the 2002 Series A preferred stock will be at a redemption price of $102.50 per share ($102,500 per Unit), plus accumulated and unpaid dividends, whether or not declared and including any increase in dividends payable due to changes in the Dividends Received Percentage.

Redemption Procedures.    If shares of 2002 Series A preferred stock are to be redeemed, the Company will cause to be delivered or mailed within the applicable notice period specified above, a written notice of redemption to each holder of record of shares of 2002 Series A preferred stock, initially, the nominee of the securities depository, and the auction agent. Each redemption notice will state

•	the redemption date,

•	the redemption price,

•	the number of shares to be redeemed,

•	the place where shares are to be surrendered for payment of the redemption price,

•	that dividends on the shares will cease to accumulate on the date that the Company pays the full amount payable upon redemption of shares, and

•	the provision of the articles of amendment under which the redemption is being made.

No defect in the redemption notice or in the mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law. A redemption notice will be deemed given on the day that it is delivered or mailed in accordance with this paragraph.

If less than all of the 2002 Series A preferred stock is to be redeemed, the amount to be redeemed will be determined by the board of directors of the Company and communicated to the auction agent. So long as the securities depository’s nominee is the record holder of all outstanding shares, the auction agent will give notice to the securities depository, and the securities depository will determine the amount to be redeemed from each DTC participant’s account in accordance with its normal procedures. If neither the securities depository nor its nominee is the record holder of all of the shares of 2002 Series A preferred stock, the particular shares to be redeemed will be redeemed by lot or ratably from the holders of record of the 2002 Series A preferred stock. Any such redemption will be made in accordance with applicable securities laws and rules.

On or prior to a date set for redemption of shares, the Company will be required to pay to the auction agent sufficient funds for the payment of the full amount payable upon redemption of such shares.

If the Company gives or causes to be given a redemption notice, timely pays to the auction agent a sum sufficient to redeem the 2002 Series A preferred stock as to which such redemption notice has been given and gives the auction agent irrevocable instructions and authority to pay the full amount payable on redemption to the holders, then on the date of such payment, all rights of the holders of the 2002 Series A preferred stock to be redeemed, as such, will terminate (except the right of the holders to receive the full amount payable upon redemption thereof upon surrender of the certificate or certificates therefor, but without interest), and such 2002 Series A preferred stock will no longer be deemed to be outstanding for any purpose (including, without limitation, the right of holders to vote on any matter or to participate in any subsequent auction for the outstanding 2002 Series A preferred stock). In addition, any 2002 Series A preferred stock as to which a redemption notice has been given by the Company will be deemed to be not outstanding for purposes of any auction for the 2002 Series A preferred stock held after the date of such redemption notice. The Company will be entitled to receive from time to time from the auction agent the income, if any, derived from the investment of monies or other assets paid it, to the extent that such income is not required to pay the redemption price, and the holders will not have any claim to such income. Any funds so paid to the auction agent which are unclaimed at the end of six years from the redemption date will be returned to the Company, after which the holders will look only to the Company for payment of the redemption price.

So long as all of the outstanding 2002 Series A preferred stock is held of record by a nominee of the securities depository, the amounts payable upon redemption of the 2002 Series A preferred stock will be paid to the securities depository on the redemption date. The normal procedures of the securities depository currently provide for it to distribute amounts payable upon redemption to DTC participants, who, in turn, are to distribute such funds to the persons for whom they are acting as agent.

No sinking fund will be provided for the purchase or redemption of the 2002 Series A preferred stock.

Liquidation Preference

Upon the dissolution, liquidation or winding up of the Company, voluntary or involuntary, the holders of the then outstanding 2002 Series A preferred stock will be entitled to receive and be paid out of the assets of the Company available for distribution to its shareholders, before any payment or distribution of assets is made on the common stock, the amount of $100 per share ($100,000 per Unit), plus an amount equal to the sum of all accumulated and unpaid dividends, whether or not declared, to the date of final distribution. Neither the sale or transfer of all or substantially all the assets of the Company nor the merger or consolidation of the Company into or with any other corporation or the merger or consolidation of any other corporation into or with the Company, will be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph. After the payment to the holders of the 2002 Series A preferred stock of the full preferential amounts provided for in this paragraph, such holders will have no right or claim to any of the remaining assets of the Company. In the event the assets of the Company available for distribution to the holders of the 2002 Series A preferred stock and any preferred stock ranking on a parity with the 2002 Series A preferred stock is insufficient to pay in full all preferential amounts to which such holders are entitled, no such distribution will be made on account of such 2002 Series A preferred stock and preferred stock ranking on a parity with the 2002 Series A preferred stock, unless proportionate distributive amounts are paid on account of such 2002 Series A preferred stock and preferred stock ranking on a parity with the 2002 Series A preferred stock ratably, in proportion to the full preferential amounts for which holders of all such shares are respectively entitled upon dissolution, liquidation or winding up of the Company.

Voting Rights

Holders of all of the outstanding preferred stock of the Company, including the 2002 Series A preferred stock when issued, are not entitled to voting rights except under certain provisions of the amended and restated articles of incorporation and related provisions of Virginia law restricting corporate action as described in (1) below, or upon default in dividends as described in (2) below, or in special statutory proceedings and as required by Virginia law (such as mergers, consolidations, sales of assets, dissolution and changes in the voting rights or priorities of preferred stock).

(1)    Provisions of Articles—Assent of the holders of a majority of the shares of the preferred stock of the Company represented at a meeting at which a quorum exists, called for such purpose, is required to (a) authorize or issue any class of stock with equal or prior rank; (b) increase the authorized amount of preferred stock beyond 10,000,000 shares; (c) authorize or issue any security or obligation convertible into, or right to purchase, any stock with equal or prior rank; (d) amend any of the stated characteristics of the Company’s preferred stock (and, if less than all series are affected, such vote is required separately by each affected series); (e) issue any authorized but unissued preferred stock, or dispose of any preferred stock or any stock with equal or prior rank held in the treasury, unless (i) annual dividend requirements on preferred stock and any class of stock with equal rank to be outstanding are covered 2 1/2 times by net income (as defined) during any 12 consecutive months within the preceding 15 months, (ii) such dividend requirements plus annual interest requirements on debt to be outstanding are covered 1 1/2 times by such net income plus interest deducted in computing net income and (iii) the amount of capital to be represented by the preferred stock and any stock with equal or prior rank to be outstanding does not exceed the amount of capital represented by the Company’s common stock, premiums on capital stock and earnings reinvested in business; (f) reduce the amount of capital represented by the Company’s outstanding preferred stock; or (g) reduce the amount of capital represented by the Company’s common stock below the amount of capital represented by the Company’s preferred stock and any stock with equal or prior rank, except in connection with certain regulatory action.

(2)    Default in Dividends—If dividends are in arrears on any outstanding shares of preferred stock of the Company in an amount equal to full dividends for one year or more, the holders of the preferred stock become entitled, as a class, to elect a majority of the board of directors of the Company, and this privilege does not terminate until full dividends have been provided for all past periods and for the current period.

The Auction

General.    The applicable dividend rate for the 2002 Series A preferred stock for each dividend period commencing on and after December 20, 2007 will be equal to the rate per annum that has resulted from implementation of the auction procedures set forth in the articles of amendment and attached as Appendix A to this prospectus supplement. Each periodic implementation of the auction procedures, under which persons determine to hold or, based upon dividend rates bid by them, offer to sell or to purchase the 2002 Series A preferred stock, is referred to as an “auction.” If, however, the Company should fail to pay the full amount of all accumulated and unpaid dividends on the 2002 Series A preferred stock on any Dividend Payment Date or the redemption price of any 2002 Series A preferred stock called for redemption, the applicable dividend rate for the 2002 Series A preferred stock will be determined as described under “—Dividends — Determination of Dividend Rate.”

As used in this prospectus supplement, an existing holder of any 2002 Series A preferred stock means a person who is presently listed as the beneficial owner of such shares in the records of the auction agent. The auction agent may rely upon, as evidence of the identities of the existing holders, a list of the owners of the 2002 Series A preferred stock provided by the Company or the broker-dealers, the results of auctions and notices from any existing holder, the DTC participant of any existing holder or the broker-dealer of any existing holder with respect to such existing holder’s transfer of the 2002 Series A preferred stock to another person. References in this prospectus supplement to existing holders and potential holders will, unless the context otherwise requires, be deemed to include beneficial owners and potential beneficial owners acting through their broker-dealers.

The auction agent will be required to register a transfer of the 2002 Series A preferred stock from an existing holder to another person only if (1) such transfer is pursuant to an auction or (2) the auction agent has been notified in writing (A) by such existing holder, the DTC participant of such existing holder or the broker-dealer of such existing holder of such transfer or (B) by the broker-dealer of any person that purchased such 2002 Series A preferred stock in an auction of the failure of such 2002 Series A preferred stock to be transferred as a result of such auction. The auction agent is not required to accept any such notice of transfer delivered prior to an auction unless it is received by the auction agent by 3:00 p.m. (New York City time) on the business day prior to the auction.

Auction Agent Agreement.    The Company will enter into an agreement with Deutsche Bank Trust Company Americas, the auction agent, which provides, among other things, that the auction agent will follow the auction procedures for the purposes of determining the applicable dividend rate for the 2002 Series A preferred stock for so long as the applicable dividend rate for the 2002 Series A preferred stock is to be based on the results of an auction. See “—Concerning the Auction Agent.”

Broker-Dealer Agreements.    The auctions require the participation of one or more broker-dealers. The auction agent will enter into an agreement with Lehman Brothers Inc. and may enter into other agreements with one or more other broker-dealers selected by the Company, which will provide for the participation of such broker-dealers in auctions. See “—Broker-Dealers.” A broker-dealer agreement may be terminated by the auction agent or a broker-dealer on five days’ notice to the other party.

Securities Depository.    DTC will act as securities depository for its participants with respect to the 2002 Series A preferred stock. One or more registered certificates representing all of the 2002 Series A preferred stock to be issued in this offering initially will be registered in the name of Cede & Co., as nominee of DTC. Such certificates will bear a legend to the effect that such certificate is issued subject to the provisions regarding transfer restrictions contained in the articles of amendment. Cede & Co. will be the initial holder of record of all 2002 Series A preferred stock, and existing holders of the 2002 Series A preferred stock will not receive certificates representing their ownership interest in such 2002 Series A preferred stock. See “—Book-Entry Only Issuance — The Depository Trust Company.”

Auction Procedures.    The following summary of the auction procedures does not purport to be complete and is qualified in its entirety by reference to the auction procedures, which are attached to this prospectus supplement as Appendix A. The settlement procedures to be used with respect to auctions are set forth in Appendix B to this prospectus supplement.

Auction Dates.    For each dividend period commencing on or after December 20, 2007, an auction to determine the applicable dividend rate for the 2002 Series A preferred stock for a particular dividend period for the 2002 Series A preferred stock will be held on the business day before the first day of such dividend period. The term business day means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in Richmond, Virginia or New York, New York are authorized or obligated by law to close. Both the auction date and the first day of the related dividend period, also a period-end Dividend Payment Date, must be business days but need not be consecutive calendar days. For example, in most cases, if the date or day that would normally be an auction date is not a business day, then such auction date will be the next preceding day that is a business day even though such period-end Dividend Payment Date remains the same. See “—Dividends” for information concerning the circumstances under which a Dividend Payment Date may fall on a date other than a date that would normally be such Dividend Payment Date.

The first auction date for the shares will be December 19, 2007.

Orders by Existing and Potential Holders.    Prior to the submission deadline on each auction date:

•	each existing holder of the 2002 Series A preferred stock may submit to its broker-dealer by telephone or otherwise a:

—
Hold Order—indicating the number of outstanding shares of the 2002 Series A preferred stock, if any, held by such existing holder that such existing holder desires to continue to hold without regard to the applicable dividend rate for the next dividend period for such 2002 Series A preferred stock;

—
Bid—indicating the number of outstanding shares of the 2002 Series A preferred stock, if any, held by such existing holder that such existing holder desires to continue to hold if the applicable dividend rate for the next dividend period for such 2002 Series A preferred stock is not less than the rate specified by such existing holder; and/or

—
Sell Order—indicating the number of outstanding shares of the 2002 Series A preferred stock, if any, held by such existing holder that such existing holder offers to sell without regard to the applicable dividend rate for the next dividend period for such 2002 Series A preferred stock; and

•
broker-dealers will contact potential holders of the 2002 Series A preferred stock by telephone or otherwise to determine whether such potential holders desire to submit bids in which such potential holders will indicate the number of outstanding shares of the 2002 Series A preferred stock, if any, that they offer to purchase if the applicable dividend rate for the next dividend period for the 2002 Series A preferred stock is not less than the rates per annum specified in such bids.

The communication to a broker-dealer by an existing holder of the information referred to in the first bullet point above and by a potential holder of the information referred to in the second bullet point above, and the communication by a broker-dealer, whether or not for its own account, to the auction agent of the foregoing information, is referred to as an order. An existing holder or a potential holder placing an order, including a broker-dealer acting in such capacity for its own account, is referred to as a bidder. Any order submitted by an existing holder or a potential holder to its broker-dealer, or by a broker-dealer to the auction agent, prior to the submission deadline on any auction date will be irrevocable.

An existing holder may submit different types of orders in an auction with respect to 2002 Series A preferred stock then held by such existing holder, as well as bids for additional shares. An existing holder that offers to purchase additional shares is, for purposes of such offer, treated as a potential holder. For information concerning the priority given to different types of orders placed by an existing holder, see “—The Auction — Submission of Orders by Broker-Dealers to Auction Agent.”

Any bid for shares of the 2002 Series A preferred stock by an existing holder specifying a rate higher than the maximum applicable dividend rate will be treated as a sell order, and any bid for shares of the 2002 Series A preferred stock by a potential holder specifying a rate higher than the maximum applicable dividend rate for the shares will not be accepted. Accordingly, the auction procedures establish the maximum applicable dividend rate as the maximum rate per annum that can result from an auction. See “—The Auction — Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate” and “—The Auction — Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares.”

Neither the Company nor the auction agent will be responsible for a broker-dealer’s failure to comply with any of the foregoing.

The maximum applicable dividend rate on any auction date for the 2002 Series A preferred stock will be the rate obtained by multiplying the reference rate on such auction date by a percentage determined by the auction agent, with each maximum applicable dividend rate being rounded to the nearest one thousandth (0.001) of one percent per annum, with any such number ending in five ten-thousandths of one percent rounded upwards to the nearest one thousandth (0.001) of one percent, as set forth below based on the lower of the credit ratings assigned to the 2002 Series A preferred stock by Moody’s and S&P (or if Moody’s or S&P, or both, does not make such a rating available, the equivalent of either or both of such ratings by a substitute rating agency or two substitute rating agencies or, in the event that only one such rating is available, the percentage based on such available rating) at the close of business on the business day prior to such auction date:

CREDIT RATING		APPLICABLE PERCENTAGE OF REFERENCE RATE
MOODY’S	S&P
“Aa3” or above	AA- or above	150%
“A3” to “A1”	A- to A+	200%
“Baa3” to “Baa1”	BBB- to BBB+	250%
Below “Baa3”	Below BBB-	275%

There is no minimum applicable dividend rate in respect of any dividend period.

The reference rate with respect to a dividend period of 49 days to 183 days, is the “AA” Composite Commercial Paper Rate; with respect to a dividend period of 184 days to 364 days, is the comparable U.S. Treasury Bill Rate; with respect to a dividend period of one year to ten years, is the comparable U.S. Treasury Note Rate; and, with respect to a dividend period in excess of ten years, is the comparable U.S. Treasury Bond Rate.

“‘AA’ Composite Commercial Paper Rate” on any date means (1) the Interest Equivalent of the rate on commercial paper placed on behalf of issuers whose corporate bonds are rated “AA” by S&P or “Aa” by Moody’s or the equivalent of such rating by another nationally recognized statistical rating organization, as such rate is made available on a discount basis or otherwise by the Federal Reserve Bank of New York for the business day immediately preceding such date, or (2) in the event that the Federal Reserve Bank of New York does not make available such a rate, then the arithmetic average of the Interest Equivalent of the rate on commercial paper placed on behalf of such issuers, as quoted on a discount basis or otherwise by Lehman Brothers Inc. or its successors (the “Commercial Paper Dealer”) to the auction agent for the close of business on the business day immediately preceding such date. If the Commercial Paper Dealer does not quote a rate required to determine the “AA” Composite Commercial Paper Rate, the “AA” Composite Commercial Paper Rate will be determined on the basis of the quotation or quotations furnished by any substitute Commercial Paper Dealer or substitute Commercial Paper Dealers. If the number of dividend period days is (1) seven or more but fewer than 49 days, such rate will be the Interest Equivalent of the 30-day rate on such commercial paper; (2) 49 or more but fewer than 70 days, such rate will be the Interest Equivalent of the 60-day rate on such commercial paper; (3) 70 or more but fewer than 85 days, such rate will be the arithmetic average of the Interest Equivalent of the 60-day and 90-day rate on such commercial paper; (4) 85 or more days but fewer than 99 days, such rate will be the Interest Equivalent of the 90-day rate on such commercial paper; or (5) 99 or more days but fewer than 183 days, such rate will be determined by linear interpolation between the Interest Equivalents of the 90-day rate and the 180-day rate on such commercial paper.

“Interest Equivalent” means a yield on a 360-day basis of a discount basis security which is equal to the yield on an equivalent interest-bearing security.

“U.S. Treasury Bill Rate” on any date means (1) the Interest Equivalent of the rate on the actively traded Treasury Bill with a maturity most nearly comparable to the length of the related dividend period, as such rate is made available on a discount basis or otherwise by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such business day, or (2) if such yield as so calculated is not available, the Alternate Treasury Bill Rate on such date. “Alternate Treasury Bill Rate” on any date means the Interest Equivalent of the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded Treasury Bill with a maturity most nearly comparable to the length of the related dividend period, as determined by bid price quotations as of any time on the business day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the auction agent.

“U.S. Treasury Bond Rate” on any date means (1) the yield as calculated by reference to the bid price quotation of the actively traded, current coupon Treasury Bond with a maturity most nearly comparable to the length of the related dividend period, as such bid price quotation is published on the business day immediately preceding such date by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such business day, or (2) if such yield as so calculated is not available, the Alternate Treasury Bond Rate on such date. “Alternate Treasury Bond Rate” on any date means the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded, current coupon Treasury Bond with a maturity most nearly comparable to the length of the related dividend period, as determined by the bid price quotations as of any time on the business day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the auction agent.

“U.S. Treasury Note Rate” on any date means (1) the yield as calculated by reference to the bid price quotation of the actively traded, current coupon Treasury Note with a maturity most nearly comparable to the length of the related dividend period, as such bid price quotation is published on the business day immediately preceding such date by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such business day, or (2) if such yield as so calculated is not available, the Alternate Treasury Note Rate on such date. “Alternate Treasury Note Rate” on any date means the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded, current coupon Treasury Note with a maturity most nearly comparable to the length of the related dividend period, as determined by the bid price quotations as of any time on the business day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the auction agent.

Notwithstanding the foregoing, if at 9:00 a.m., New York City time, on any auction date, (1) the rating of the 2002 Series A preferred stock by Moody’s is on the “Corporate Credit Watch List” of Moody’s with a designation of “downgrade” or “uncertain,” or (2) the rating of the 2002 Series A preferred stock by S&P is on the “Credit Watch” of S&P with a designation of “negative implications” or “developing” or (3) if Moody’s or S&P, or both, does not make such a rating available, the rating of the 2002 Series A preferred stock by any substitute rating agency is the substantial equivalent of clause (1) or (2), then the maximum applicable dividend rate for the 2002 Series A preferred stock to which such auction date relates will be determined as described above but as if the credit rating assigned to the 2002 Series A preferred stock by Moody’s and S&P (or, as appropriate, by a substitute rating agency) was one level lower (for example, from “A3” to “Baa1” for Moody’s, or from “BBB+” to “BBB” for S&P).

The Company will take all reasonable action necessary to enable Moody’s and S&P (and, as appropriate, any substitute rating agency or substitute rating agencies referred to below) to provide a rating for the 2002 Series A preferred stock. If neither Moody’s nor S&P makes such a rating available, the Company will select, after consultation with the broker-dealers or their affiliates and successors, a nationally recognized statistical rating organization, as a substitute rating agency, or two nationally recognized statistical rating organizations as substitute rating agencies, as the case may be. If alternative nationally recognized securities rating agencies are not available, the applicable rating will be the highest rating last published by Moody’s, S&P or such substitute rating agency or agencies.

A broker-dealer also may hold 2002 Series A preferred stock for its own account. A broker-dealer thus may submit orders to the auction agent as an existing holder or a potential holder and therefore participate in an auction on behalf of both itself and its customers. An order placed with the auction agency by a broker-dealer as an existing holder or a potential holder or on behalf of a customer will be treated in the same manner as an order placed with a broker-dealer by such customer. Similarly, any failure by a broker-dealer to submit to the auction agent an order in respect of any 2002 Series A preferred stock held by its customers will be treated in the same manner as such customer’s failure to submit to its broker-dealer an order in respect of the 2002 Series A preferred stock held by it, as described above. Inasmuch as a broker-dealer participates in an auction as an existing holder or a potential holder only to represent the interest of its customers or itself, all discussion herein relating to the consequences of an auction for existing holders and potential holders also applies to a broker-dealer representing itself.

The amount of 2002 Series A preferred stock purchased or sold may be subject to proration procedures. See “—The Auction — Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares.” Each purchase or sale of shares will be made for settlement on the business day (also a period-end Dividend Payment Date) following the auction date at a price per Unit equal to $100,000 ($100 per share), and such settlement will be made whether or not the Company has paid on such business day or on any other day the full amount of any dividends or any other amounts payable in respect of any 2002 Series A preferred stock. See “—The Auction — Notification of Results; Settlement.”

If any order or orders covering in the aggregate all of the outstanding 2002 Series A preferred stock held by an existing holder is not submitted to the auction agent prior to the submission deadline for any reason, including the failure of a broker-dealer to contact such existing holder or to submit such existing holder’s order or orders, such existing holder will be deemed to have submitted a hold order, in the case of an auction relating to a regular dividend period, or a sell order, in the case of an auction relating to a special dividend period, covering the 2002 Series A preferred stock held by such existing holder that is not subject to orders submitted to the auction agent.

For purposes of an auction, any 2002 Series A preferred stock for which the Company has given notice of redemption and deposited moneys with the auction agent will not be considered as outstanding and will not be included in such auction.

Neither the Company nor any affiliate of the Company may submit an order in any auction except as described below under the caption “—Broker-Dealers.”

Submission of Orders by Broker-Dealers to Auction Agent.    Prior to 1:00 p.m., New York City time, on each auction date, or such other time on the auction date as may be specified by the auction agent, each broker-dealer will submit in writing or through the auction agent’s auction processing system to the auction agent all orders obtained by it for the auction to be conducted on such auction date, designating itself, unless otherwise permitted by the Company, as the existing holder or potential holder in respect of the 2002 Series A preferred stock subject to such orders. Any order submitted by an existing holder or a potential holder to its broker-dealer, or by a broker-dealer to the auction agent, prior to the submission deadline on an auction date, will be irrevocable.

If any rate specified in any submitted bid contains more than three figures to the right of the decimal point, then the auction agent will round such rate up to the next highest one thousandth (0.001) of one percent.

A submitted order or submitted orders of an existing holder that cover in the aggregate more than the number of Units held by such existing holder will be considered valid in the following order of priority:

(1) any submitted hold order of such existing holder will be considered valid up to and including the number of Units held by such existing holder; provided that if there is more than one submitted hold order of such existing holder and the number of Units subject to such submitted hold orders exceeds the number of Units held by such existing holder, the number of Units subject to each such submitted hold order will be reduced pro rata so that such submitted hold orders, in the aggregate, will cover exactly the number of Units held by such existing holder;

(2) (A) any submitted bids of such existing holder will be considered valid if more than one such submitted bid is submitted, up to and including the excess of the number of Units held by such existing holder over the number Units subject to any submitted hold order referred to in clause (1) above, and (B) subject to subclause (A), if there is more than one submitted bid of such existing holder specifying the same rate and the number of Units subject to such submitted bids is greater than such excess, such submitted bids will be considered valid up to and including the amount of such excess, and the number of Units subject to such submitted bids will be reduced pro rata so that such submitted bids, in the aggregate will cover exactly the number of Units equal to such excess, and (C) subject to subclauses (A) and (B), if there are two or more submitted bids of such existing holder specifying different rates, such submitted bids will be considered valid in the ascending order of their respective rates and in any such event the number, if any, of such Units subject to submitted bids not valid under this clause (2) will be treated as subject to a submitted bid by a potential holder; and

(3) any submitted sell order of an existing holder will be considered valid up to and including the excess of the number of

Units held by such existing holder over the number of Units subject to submitted hold orders referred to in clause (1) and valid submitted bids referred to in clause (2) above; provided that if there is more than one submitted sell order of such existing holder and the number of Units subject to such submitted sell orders is greater than such excess, the number of Units subject to such submitted sell orders will be reduced pro rata so that such submitted sell orders, in the aggregate, will cover exactly the number of Units equal to such excess.

If there is more than one submitted bid of any potential holder, each such submitted bid will be considered a separate submitted bid with the rate and number of Units therein specified.

Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate.    Not earlier than the submission deadline on an auction date for the 2002 Series A preferred stock, the auction agent will assemble all submitted orders and will determine the excess of the number of Units over the number of Units subject to submitted hold orders (such excess being referred to as the “Available Units”) and whether Sufficient Clearing Bids exist. “Sufficient Clearing Bids” will exist if the number of Units that are the subject of submitted bids by potential holders specifying rates not higher than the maximum applicable dividend rate equals or exceeds the number of Units that are the subject of submitted sell orders (including the number of Units subject to submitted bids by existing holders specifying a rate higher than the maximum applicable dividend rate).

If Sufficient Clearing Bids exist, the auction agent will determine the lowest rate specified in the submitted bids (the “Winning Bid Rate”) that, taking into account such rate and all lower rates bid by existing holders and potential holders, would result in existing holders and potential holders owning not less than the Available Units. In that event, the Winning Bid Rate will be the applicable dividend rate for the next dividend period for all 2002 Series A preferred stock then outstanding.

If Sufficient Clearing Bids do not exist, other than because all of the outstanding shares of 2002 Series A preferred stock are the subject of submitted hold orders, the next dividend period will be a regular dividend period and the applicable dividend rate for the next dividend period will be the maximum applicable dividend rate. If Sufficient Clearing Bids do not exist, existing holders that have submitted or are deemed to have submitted sell orders will not be able to sell in the auction all, and may not be able to sell any, shares subject to such Submitted Sell Orders. See “—The Auction — Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares” below.

If all of the Units are subject to submitted hold orders, the applicable dividend rate for the next dividend period will be 59% of the reference rate in effect on the auction date with respect to such dividend period.

Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares.    Based on the determinations made under “—The Auction — Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate” above and subject to the discretion of the auction agent to round and allocate as described below, submitted bids and submitted sell orders will be accepted or rejected in the order of priority set forth in the auction procedures, with the result that existing holders and potential holders will sell, continue to hold and/or purchase Units as set forth below. Existing holders that submit or are deemed to have submitted hold orders will continue to hold the Units subject to such hold orders.

If Sufficient Clearing Bids exist:

(1) each existing holder that placed a submitted sell order or a submitted bid specifying a rate higher than the Winning Bid Rate will sell the Units subject to such submitted sell order or submitted bid;

(2) each existing holder that placed a submitted bid specifying a rate lower than the Winning Bid Rate will continue to hold the Units subject to such submitted bid;

(3) each potential holder that placed or is deemed to have placed a submitted bid specifying a rate lower than the Winning Bid Rate will purchase the number of Units subject to such submitted bid;

(4) each existing holder that placed a submitted bid specifying a rate equal to the Winning Bid Rate will continue to hold the Units subject to such submitted bid, unless the number of Units subject to all such submitted bids is greater than the excess of the Available Units over the number of Units accounted for in clauses (2) and (3) above, in which event each existing holder with such a submitted bid will sell a number of Units determined on a pro rata basis based on the number of Units subject to all such submitted bids by such existing holders; and

(5) each potential holder that placed a submitted bid specifying a rate equal to the Winning Bid Rate will purchase any Available Units not accounted for in clauses (2), (3) and (4) above on a pro rata basis based on the number of outstanding shares subject to all such submitted bids.

If Sufficient Clearing Bids do not exist, other than because all of the Units are subject to submitted hold orders:

(1) each existing holder that placed a submitted bid specifying a rate equal to or lower than the maximum applicable dividend rate will continue to hold Units subject to such submitted bid;

(2) each potential holder that placed a submitted bid specifying a rate equal to or lower than the maximum applicable dividend rate will purchase the number of Units subject to such submitted bid; and

(3) each existing holder that placed a submitted sell order or a submitted bid specifying a rate higher than the maximum applicable dividend rate will sell a number of Units determined on a pro rata basis based on the number of Units subject to all such submitted sell orders and submitted bids.

If, as a result of the auction procedures described above, any existing holder would be required to sell, or any potential holder would be required to purchase, a fraction of a Unit, the auction agent will, in such manner as it will determine in its sole discretion, (1) round up or down the number of Units being sold or purchased on such auction date so that the number of Units sold or purchased by each existing holder or potential holder will be whole Units and (2) allocate such whole Units for purchase among potential holders even if such allocation results in one or more of such potential holders not purchasing Units.

Notification of Results; Settlement. The auction agent will notify each broker-dealer that submitted an order in an auction of the applicable dividend rate for the next dividend period for the applicable shares and, if the order was a bid or sell order, whether such bid or sell order was accepted or rejected, in whole or in part, by telephone by approximately 3:00 p.m., New York City time, on the auction date. Each broker-dealer that submitted a bid or sell order on behalf of one or more bidders will then advise each bidder whether its bid or sell order was accepted or rejected, in whole or in part, will confirm purchases and sales with each bidder purchasing or selling the 2002 Series A preferred stock as a result of the auction and will advise each bidder purchasing or selling the 2002 Series A preferred stock as a result of the auction to give instructions to its participants to pay the purchase price against delivery of such shares by book-entry against payment therefor, as appropriate. Each broker-dealer that submitted a hold order on behalf of an existing holder will also advise such existing holder of the applicable dividend rate for the next dividend period. The auction agent will record on the registry of existing holders to be maintained by the auction agent each transfer of beneficial ownership of shares pursuant to an auction.

If any existing holder selling the 2002 Series A preferred stock in an auction fails to deliver the Units sold, by authorized book-entry, a broker-dealer may deliver to the potential holder on behalf of which an accepted bid was submitted a number of Units that is less than the number of Units that otherwise was to be purchased by such potential holder. In such event, the number of such Units to be so delivered will be determined by such broker-dealer in its sole discretion. Delivery of such lesser number of Units will constitute good delivery.

In accordance with the securities depository’s normal procedures, on the business day following the auction date, the transactions described above will be executed through the securities depository and the accounts of the respective participants at the securities depository will be debited and credited as necessary to effect the purchases and sales of Units as determined in the auction. Purchasers will make payment to the securities depository through their participants in same-day funds and must make payments whether or not the Company has paid on such day or on any other day the full amount of any dividends or any other amounts payable in respect of the 2002 Series A preferred stock. The securities depository will make payment in accordance with its normal procedures, which now provide for payment in same-day funds. If the procedures of the securities depository applicable to the 2002 Series A preferred stock are changed to provide for payment in next-day funds, then purchasers may be required to make payment in next-day funds. If the certificates for the 2002 Series A preferred stock are not held by the securities depository or its nominee, payment will be made in same-day funds to the auction agent against delivery of such certificates.

Concerning the Auction Agent

The auction agent will act as agent for the Company in connection with auctions. The Company will pay the auction agent compensation for its services under the auction agent agreement.

In the absence of bad faith or negligence on its part, the auction agent will not be liable for any action taken, suffered or omitted in the performance of its duties under the auction agent agreement and will not be liable for any error of judgment made reasonably and in good faith unless the auction agent has been negligent in ascertaining (or failing to ascertain) the pertinent facts. Pursuant to the auction agent agreement, the Company is required to indemnify the auction agent for certain losses and liabilities incurred by the auction agent without negligence or bad faith on its part in connection with the performance of its duties under such agreement.

The Company may terminate any auction agent agreement upon written notice to the auction agent. The auction agent may resign under the auction agent agreement upon written notice to the Company on the date specified in such notice, which may be no earlier than six months following delivery of such notice. No such termination by the Company or resignation by the auction agent will be effective until:

•	the Company has entered into an agreement with a successor auction agent containing substantially the same terms and conditions as the then existing auction agent agreement, and

•	such successor auction agent has entered into agreements with the broker-dealers containing substantially the same terms and conditions as the then existing broker dealer agreements.

Upon receiving a resignation notice from the auction agent, the Company will use its best efforts to enter into an agreement with a successor auction agent containing substantially the same terms and conditions as the then existing auction agent agreement.

Broker-Dealers

The auction agent after each auction will pay a service charge from funds provided by the Company to each broker-dealer on the basis of the purchase price of Units placed by such broker-dealer at such auction. The service charge:

•	for any regular dividend period will be determined from time to time by mutual consent of the Company and any such broker-dealer or broker-dealers, and

•
for any special dividend period will be determined by mutual consent of the Company and any such broker-dealer or broker-dealers and will be based upon a selling concession that would be applicable to an underwriting of fixed or variable rate preferred shares with a similar final maturity or variable rate dividend period, respectively, at the commencement of the dividend period with respect to such auction.

For the purposes of the preceding sentence, Units will be considered placed by a broker-dealer if such Units were

•	the subject of hold orders deemed to have been made by existing holders that were acquired by such existing holders through such broker-dealer, or

•	the subject of the following orders submitted by such broker-dealer:

—	a submitted bid of an existing holder that resulted in such existing holder purchasing such Units as a result of the auction,

—	a submitted bid of a potential holder that resulted in such

potential holder purchasing such Units as a result of the auction, or

—	a submitted hold order.

The broker-dealer agreements provide that a broker-dealer, other than an affiliate of the Company, may submit orders in auctions for its own account, unless the Company notifies all broker-dealers in writing that they may no longer do so, in which case broker-dealers may continue to submit only hold orders and sell orders for their own accounts. Any broker-dealer that is an affiliate of the Company may submit orders in auctions but only if such orders are not for its own account, except that if such affiliated broker-dealer holds shares for its own account, it must submit a sell order in the next auction with respect to such shares. If a broker-dealer submits an order for its own account in any auction, it may have knowledge of orders placed through it in that auction and therefore have an advantage over other bidders; such broker-dealer, however, would not have knowledge of orders submitted by other broker-dealers in that auction. In the broker-dealer agreements, broker-dealers agree to handle customer orders in accordance with their respective duties under applicable securities laws and rules.

Each broker-dealer agreement provides that neither the Company nor the auction agent will have any responsibility or liability with respect to the failure of a potential holder, existing holder or their respective DTC participants to deliver shares or to pay for shares purchased or sold pursuant to an auction or otherwise.

Preemptive and Conversion Rights

Holders of the 2002 Series A preferred stock will not have any preemptive rights to purchase or subscribe for any other shares, rights, options or other securities of the Company which at any time may be sold or offered for sale by the Company. The 2002 Series A preferred stock is not convertible into shares of any other class or series of capital stock of the Company.

Transfer Agent, Registrar, Auction Agent and Paying Agent

Deutsche Bank Trust Company Americas will act as transfer agent, registrar, auction agent and paying agent for the 2002 Series A preferred stock.

Book-Entry Only Issuance—The Depository Trust Company

Upon issuance, the 2002 Series A preferred stock will be represented by one or more fully registered global certificates. Each global certificate will be deposited with DTC or its custodian and registered in the name of Cede & Co., DTC’s nominee.

DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities of its participants (Participants) and facilitates the clearance and settlement of securities transactions among Participants through electronic book-entry changes in Participants’ accounts, eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). The rules applicable to DTC and its Participants are on file with the SEC.

Purchases of 2002 Series A preferred stock within the DTC system must be made by or through Direct Participants, which will receive a credit for the 2002 Series A preferred stock on DTC’s records. The ownership interest of each actual purchaser of 2002 Series A preferred stock (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner purchased securities. Transfers of ownership interests in the 2002 Series A preferred stock are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the 2002 Series A preferred stock, unless use of the book-entry system for the 2002 Series A preferred stock is discontinued.

DTC has no knowledge of the actual Beneficial Owners of the 2002 Series A preferred stock. DTC’s records reflect only the identity of the Direct Participants to whose accounts the 2002 Series A preferred stock is credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Although voting with respect to the 2002 Series A preferred stock is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the 2002 Series A preferred stock is credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the 2002 Series A preferred stock will be made to DTC in immediately available funds. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or the auction agent on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the auction agent, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or the auction agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

Except as provided in this prospectus supplement, a Beneficial Owner of the 2002 Series A preferred stock will not be entitled to receive physical delivery of the 2002 Series A preferred stock. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the 2002 Series A preferred stock. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in global security.

DTC may discontinue providing its services as depository with respect to the 2002 Series A preferred stock at any time by giving reasonable notice to the Company or the auction agent. Under such circumstances, if a successor depository is not obtained, securities certificates will be printed and delivered to the holders of record.

The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, securities certificates will be printed and delivered to the holders of record.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

T+5 Settlement

We expect that delivery of the Series A preferred stock will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the Series A preferred stock (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Series A preferred stock on the date of pricing or the next succeeding business day, will be required, by virtue of the fact that the Series A preferred stock initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain United States federal income tax consequences of the ownership and disposition of the 2002 Series A preferred stock that may be material to a United States Holder. As used herein, a “United States Holder” means a beneficial owner of the 2002 Series A preferred stock that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any State thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

The discussion contained in this summary is based on the Code, existing and proposed Treasury Regulations, judicial decisions and administrative pronouncements, all of which are subject to change. Any such changes may be applied retroactively in a manner that could result in federal income tax consequences different from those discussed below.

This summary addresses only certain tax considerations applicable to United States Holders who hold the 2002 Series A preferred stock as a capital asset within the meaning of Section 1221 of the Code, and does not deal with tax considerations applicable to investors that may be subject to special tax rules, such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or commodities, tax-exempt investors, holders whose functional currency is not the U.S. dollar, persons who hold the 2002 Series A preferred stock as a position in a straddle, as part of a synthetic security or hedge, as part of a conversion transaction or other integrated investment, or persons who are not United States Holders. Further, this summary does not include any description of any alternative minimum tax consequences or any state, local or foreign tax consequences that may be applicable.

HOLDERS OF THE 2002 SERIES A PREFERRED STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE 2002 SERIES A PREFERRED STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

General

The Company will receive an opinion of McGuireWoods LLP, counsel to the Company, to the effect that (i) the 2002 Series A preferred stock will be classified as stock of the Company for United States federal income tax purposes, (ii) dividends declared and paid by the Company on the 2002 Series A preferred stock will be treated as dividends for United States federal income tax purposes to the extent paid out of current or accumulated earnings and profits of the Company, as determined for United States federal income tax purposes, and (iii) a corporate holder that generally is entitled to the dividends received deduction under Section 243(a)(1) of the Code will be allowed that deduction with respect to dividends received on the 2002 Series A preferred stock, provided that the holder satisfies the minimum holding period and other requirements applicable to the dividends received deduction. A legal opinion is not binding on the IRS or the courts, and there can be no assurance that the IRS will agree with the tax consequences described in this summary.

Dividends

Distributions with respect to the 2002 Series A preferred stock (other than liquidating distributions and certain distributions in redemption of the 2002 Series A preferred stock) which are paid out of current or accumulated earnings and profits, as calculated for United States federal income tax purposes, generally will constitute dividends taxable as ordinary income. To the extent the amount of any such distribution paid with respect to the 2002 Series A preferred stock exceeds current and accumulated earnings and profits, as calculated for United States federal income tax purposes, such excess distribution will not constitute a dividend for United States federal income tax purposes, but will be treated first as a tax-free return of capital to the extent of the holder’s adjusted tax basis in its 2002 Series A preferred stock (with a corresponding reduction in such basis) and, to the extent the distribution exceeds such basis, as a capital gain, provided the 2002 Series A preferred stock is held as a capital asset for United States federal income tax purposes.

Dividends Received Deduction

Dividends received by corporate shareholders generally are eligible for the dividends received deduction (the DRD) as specified in Section 243(a)(1) of the Code. Under such Section, the amount of the DRD generally will equal 70% of the amount of the dividend received. Prospective investors should consider the potential effects of (1) Section 246A of the Code, which reduces the DRD allowed to a corporate shareholder that has incurred indebtedness that is directly attributable to an investment in portfolio stock (as determined for United States federal income tax purposes), (2) Section 1059 of the Code, which reduces a shareholder’s adjusted tax basis in stock in certain circumstances, (3) Section 246(b) of the Code, which limits the amount of the DRD to a percentage of the shareholder’s taxable income, and (4) Section 246(c) of the Code, which disallows the DRD in respect of any dividend if the holder of the stock is required to make related payments with respect to positions in substantially similar or related property or if certain holding period requirements are not met.

Under Section 1059 of the Code, any dividend received by a corporate shareholder that constitutes an “extraordinary dividend” may require a reduction in the adjusted tax basis of the stock by the non-taxed portion of the dividend, but not below zero. If such portion exceeds the corporate shareholder’s adjusted tax basis in the stock, the shareholder may be required to treat the excess as gain from the sale of such stock in the year in which the extraordinary dividend is received. A dividend on preferred stock may be treated as “extraordinary” if (1) it equals or exceeds 5% of the holder’s adjusted tax basis in the stock (reduced for this purpose by the non-taxed portion of any prior extraordinary dividend), treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (2) it exceeds 20% of the holder’s adjusted tax basis in the stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. In addition, under Section 1059(f) of the Code, any dividend with respect to “disqualified preferred stock” is treated as an “extraordinary dividend.” It appears from the legislative history that Section 1059(f) of the Code was not intended to apply to stock such as the 2002 Series A preferred stock, and the 2002 Series A preferred stock should not constitute “disqualified preferred stock” within the meaning of Section 1059(f) of the Code. You should consult your own tax advisors as to the application of Section 1059 of the Code to any dividends that may be paid with respect to the 2002 Series A preferred stock.

Under Section 246(c) of the Code, a corporate shareholder must hold dividend-paying stock for certain time periods, depending on the type of stock and distribution, before the DRD is allowed. Ordinarily, the DRD is disallowed if the corporate shareholder has not held the dividend-paying stock for more than 45 days during the 90-day period beginning on the date that is 45 days before the date on which such stock becomes ex-dividend with respect to such dividend. Where the corporate shareholder receives dividends with respect to stock having a preference in dividends which are attributable to a period or periods aggregating in excess of 366 days, the DRD is disallowed if such stock is not held for more than 90 days during the 180-day period beginning on the date that is 90 days before the date on which such stock becomes ex-dividend with respect to such dividend. For purposes of calculating the above holding periods, the holding period begins on the day after the stock is acquired and includes the day of disposition. However, the corporate shareholder’s holding period is reduced for any period in which (1) the corporate shareholder has diminished its risk of loss by holding an option to sell, is under a contractual obligation to sell, or has made, and not closed, a short sale of substantially identical stock or securities, (2) the corporate shareholder is the grantor of an option to buy substantially identical stock or securities, or (3) the corporate shareholder has diminished its risk of loss by holding one or more other positions with respect to substantially similar or related property as prescribed in the Treasury Regulations.

Dispositions, Including Redemptions

Any sale, exchange, redemption (except as discussed below) or other disposition of the 2002 Series A preferred stock generally will result in taxable gain or loss equal to the difference between the amount received and the shareholder’s adjusted tax basis in the 2002 Series A preferred stock. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for the 2002 Series A preferred stock exceeds one year.

In certain cases, a redemption of the 2002 Series A preferred stock may be treated as a dividend, rather than as a payment in exchange for the 2002 Series A preferred stock. In such events, the redemption payment will be treated as ordinary dividend income to the extent that such payment is made out of current or accumulated earnings and profits, as calculated for United States federal income tax purposes. The determination whether the redemption will be treated as a dividend rather than as payment in exchange for the 2002 Series A preferred stock will depend upon whether and to what extent the redemption reduces the holder’s percentage stock ownership interest in the Company. A redemption will be treated as an exchange of stock that produces a capital gain if the redemption either (1) completely terminates the holder’s interest in the Company under Section 302(b)(3) of the Code, or (2) is “not essentially equivalent to a dividend” under Section 302(b)(1) of the Code.

A redemption will completely terminate the holder’s interest in the Company as a result of the redemption if, as a result of the redemption, the holder no longer has any stock interest in the Company, directly or constructively after application of the attribution rules of Section 302(c) of the Code. Whether a redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if such shareholder has a reduction in its percentage stock ownership. In determining whether any of the foregoing tests have been satisfied, the holder is deemed, under the constructive ownership rules of Section 302(c) of the Code, to own any shares in the Company owned by certain related persons and entities and any shares which the holder or certain related persons and entities have an option to acquire. However, because of the ambiguities in applying the foregoing rules, you should consult your tax advisor to determine whether a redemption of the 2002 Series A preferred stock will be treated as a dividend or as a payment in exchange for the 2002 Series A preferred stock. A distribution in redemption of the 2002 Series A preferred stock that is treated as a dividend may also be considered an extraordinary dividend under Section 1059 of the Code. See “—Dividends Received Deduction” above.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of dividends and the proceeds of sales of the 2002 Series A preferred stock made to holders other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if the holder (i) fails to provide a taxpayer identification number (TIN), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, dated December 5, 2002 (Underwriting Agreement), each of the underwriters has agreed, severally, to purchase, and we have agreed to sell to them, the number of Units set forth opposite their names below:

Name	Number of Units
Lehman Brothers Inc.	1,061
BNP Paribas Securities Corp.	63
KBC Financial Products USA Inc.	63
SunTrust Capital Markets, Inc.	63

Total	1,250

Lehman Brothers Inc. is acting as the representative of the underwriters.

The Underwriting Agreement provides that the obligation of the underwriters to purchase and pay for the 2002 Series A preferred stock is subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all of the 2002 Series A preferred stock if any Units are taken.

The underwriters initially propose to offer part of the 2002 Series A preferred stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of 0.75% of the principal amount of the 2002 Series A preferred stock. Any underwriter may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed 0.25% of the principal amount of the 2002 Series A preferred stock.

We estimate that our total offering expenses not including the underwriting discount will be approximately $200,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We do not intend to apply for listing of the 2002 Series A preferred stock on a national securities exchange, but have been advised by the underwriters that they intend to make a market in the 2002 Series A preferred stock. The underwriters are not obligated, however, to do so. No assurance can be given as to the liquidity of the trading market for the 2002 Series A preferred stock.

In the ordinary course of business, the underwriters and their affiliates have provided, and continue to provide, financial advisory, investment banking and general financing and banking services for us and our affiliates for customary fees.

LEGAL MATTERS

Certain legal matters in connection with the offering of the 2002 Series A preferred stock will be passed upon for the Company by McGuireWoods LLP and for the underwriters by Troutman Sanders LLP, who also performs certain legal services for us and our affiliates on other matters.

APPENDIX A

AUCTION PROCEDURES

The following procedures will be set forth in provisions of the articles of amendment relating to the units (the “Units”) consisting of 1,000 outstanding shares of Flexible Money Market Cumulative Preferred Stock, 2002 Series A (the “Shares”), and will be incorporated by reference in the agreement between the Company and the Auction Agent and each agreement between broker-dealers and the Auction Agent (the “Broker-Dealer Agreements”). The terms not defined below are defined in the forepart of this prospectus supplement or in the base prospectus. Nothing contained in this Appendix A constitutes a representation by the Company that in each Auction each party referred to herein actually will perform the procedures described herein to be performed by such party.

ADDITIONAL DEFINITIONS FROM PARAGRAPH 1 OF THE ARTICLES OF AMENDMENT

(a) “Applicable Rate” means, with respect to any Shares for any Dividend Period therefor, the rate per annum at which cash dividends are payable on such Shares for such Dividend Period.

(b) “Non-Payment Period” includes any Dividend Non-Payment Period and Redemption Non-Payment Period.

(c) “Participant” means a participant of the Securities Depository that will act on behalf of an Existing Holder, a beneficial owner, or a Potential Holder or potential beneficial owner of one or more Shares.

(d) “Subsequent Period-End Dividend Payment Date,” with respect to each Subsequent Dividend Period, means the Business Day immediately succeeding the last day of such Subsequent Dividend Period.

(e) “Substitute Rating Agency” and “Substitute Rating Agencies” mean a nationally recognized statistical rating organization and two nationally recognized statistical rating organizations, respectively, each term as defined for purposes of Rule 436(g)(2) under the Securities Act of 1933, as amended, selected by the Company after consultation with each Broker-Dealer, to act as the substitute rating agency or substitute rating agencies, as the case may be, to determine the credit ratings of the Shares.

PARAGRAPH 5(a) CERTAIN DEFINITIONS.

As used in this paragraph 5, the following terms shall have the following meanings, unless the context otherwise requires:

(i) “Auction Date” means the last Business Day preceding the first day of each Subsequent Dividend Period.

(ii) “Available Units” has the meaning specified in paragraph 5(d)(i) below.

(iii) “Bid” has the meaning specified in paragraph 5(b)(i) below.

(iv) “Bidder” has the meaning specified in paragraph 5(b)(i) below.

(v) “Hold Order” has the meaning specified in paragraph 5(b)(i) below.

(vi) “Maximum Applicable Rate” for any Subsequent Dividend Period will be the Applicable Percentage of the Reference Rate. The “Applicable Percentage” will be determined based on the lower of the credit rating or ratings assigned on such date to the Shares by Moody’s and S&P (or if Moody’s or S&P or both shall not make such rating available, the equivalent of either or both of such ratings by a Substitute Rating Agency or two Substitute Rating Agencies or, in the event that only one such rating shall be available, such rating) as follows:

CREDIT RATING		APPLICABLE PERCENTAGE OF REFERENCE RATE
MOODY’S	S&P
“Aa3” or above	AA- or above	150%
“A3” to “A1”	A- to A+	200%
“Baa3” to “Baa1”	BBB- to BBB+	250%
Below “Baa3”	Below BBB-	275%

provided, however, that, if at 9:00 A.M., New York City time, on any Auction Date, (i) the rating of any Shares by Moody’s shall be on the “Corporate Credit Watch List” of Moody’s with a designation of “downgrade” or “uncertain,” or (ii) the rating of any Shares by S&P shall be on the “CreditWatch” of S&P with a designation of “negative implications” or “developing” or (iii) if Moody’s or S&P, or both, shall not make such a rating available, the rating of any Shares by any Substitute Rating Agency shall be on the substantial equivalent of clause (i) or (ii) above, then the Maximum Applicable Rate for the Shares to which such Auction Date relates will be determined pursuant to an Applicable Percentage based on the credit rating that is one level lower (for example from “A3” to “Baa1” for Moody’s, or from “BBB+” to “BBB” for S&P).

The Company shall take all reasonable action necessary to enable Moody’s and S&P (and, as appropriate, any Substitute Rating Agency or Substitute Rating Agencies) to provide a rating for the Shares. If neither S&P nor Moody’s shall make such a rating available, the Company, after consultation with the Broker-Dealers or their affiliates and successors, shall select a nationally recognized statistical rating organization or two nationally recognized statistical rating organizations to act as a Substitute Rating Agency or Substitute Rating Agencies, as the case may be.

(vii) “Order” has the meaning specified in paragraph 5(b)(i) below.

(viii) “Sell Order” has the meaning specified in paragraph 5(b)(i) below.

(ix) “Submission Deadline” means 1:00 P.M., New York City time, on any Auction Date or such other time on the Auction Date as may be specified by the Auction Agent from time to time as the time by which each Broker-Dealer must submit to the Auction Agent in writing all Orders obtained by it for the Auction to be conducted on such Auction Date.

(x) “Submitted Bid” has the meaning specified in paragraph 5(d)(i) below.

(xi) “Submitted Hold Order” has the meaning specified in paragraph 5(d)(i) below.

(xii) “Submitted Order” has the meaning specified in paragraph 5(d)(i) below.

(xiii) “Submitted Sell Order” has the meaning specified in paragraph 5(d)(i) below.

(xiv) “Sufficient Clearing Bids” has the meaning specified in paragraph 5(d)(i) below.

(xv) “Winning Bid Rate” has the meaning specified in paragraph 5(d)(i) below.

PARAGRAPH 5(b) ORDERS BY EXISTING HOLDERS AND POTENTIAL HOLDERS.

(i) Beneficial owners and potential beneficial owners may only participate in Auctions through their Broker-Dealers. Broker-Dealers will submit the Orders of their respective customers who are beneficial owners and potential beneficial owners to the Auction Agent, designating themselves (unless otherwise permitted by the Company) as Existing Holders in respect of Units subject to Orders submitted or deemed submitted to them by beneficial owners and as Potential Holders in respect of Units subject to Orders submitted to them by potential beneficial owners. A Broker-Dealer may also hold Units in its own account as a beneficial owner or wish to purchase Units for its own account as a potential beneficial owner. A Broker-Dealer may thus submit Orders to the Auction Agent as a beneficial owner or a potential beneficial owner and therefore participate in an Auction as an Existing Holder or Potential Holder on behalf of both itself and its customers.

Prior to the Submission Deadline on each Auction Date:

(A) each Existing Holder may submit to its Broker-Dealer information by telephone or otherwise as to:

(1) the number of Units, if any, held by such Existing Holder which such Existing Holder desires to continue to hold without regard to the Applicable Rate for the next succeeding Subsequent Dividend Period;

(2) the number of Units, if any, held by such Existing Holder which such Existing Holder desires to continue to hold, provided that the Applicable Rate for the next succeeding Subsequent Dividend Period shall not be less than the rate per annum specified by such Existing Holder; and/or

(3) the number of Units, if any, held by such Existing Holder which such Existing Holder offers to sell without regard to the Applicable Rate for the next succeeding Subsequent Dividend Period; and

(B) each Broker-Dealer will contact Potential Holders by telephone or otherwise to determine whether such Potential Holders desire to submit Bids in which such Potential Holders will indicate the number of Units, if any, which each such Potential Holder offers to purchase, provided that the Applicable Rate for the next succeeding Subsequent Dividend Period shall not be less than the rate per annum specified in such Bids.

For the purposes hereof, the communication by an Existing Holder pursuant to clause (A) above or by a Potential Holder pursuant to clause (B) above to a Broker-Dealer, or the communication by a Broker-Dealer acting for its own account to the Auction Agent, of information referred to in clause (A) or (B) of this paragraph 5(b)(i) is hereinafter referred to as an “Order” and each Existing Holder and each Potential Holder placing an Order, including a Broker-Dealer acting in such capacity for its own account, is hereinafter referred to as a “Bidder”; an Order containing the information referred to in clause (A)(1) of this paragraph 5(b)(i) is hereinafter referred to as a “Hold Order”; an Order containing the information referred to in clause (A)(2) or (B) of this paragraph 5(b)(i) is hereinafter referred to as a “Bid”; and an Order containing the information referred to in clause (A)(3) of this paragraph 5(b)(i) is hereinafter referred to as a “Sell Order.” Inasmuch as a Broker-Dealer participates in an Auction as an Existing Holder or a Potential Holder only to represent the interests of its customers or itself, the provisions herein relating to the consequences of an Auction for Existing Holders and Potential Holders also apply to the underlying beneficial ownership interests represented thereby.

(ii) (A) A Bid by an Existing Holder shall constitute an irrevocable offer to sell:

(1) the number of Units specified in such Bid if the Applicable Rate determined on such Auction Date shall be less than the rate per annum specified in such Bid; or

(2) such number or a lesser number of Units to be determined as set forth in paragraph 5(e)(i)(D) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein; or

(3) a lesser number of Units to be determined as set forth in paragraph 5(e)(ii)(C) if such specified rate per annum shall be higher than the Maximum Applicable Rate and Sufficient Clearing Bids do not exist.

(B) A Sell Order by an Existing Holder shall constitute an irrevocable offer to sell:

(1) the number of Units specified in such Sell Order; or

(2) such number or a lesser number of Units to be determined as set forth in paragraph 5(e)(ii)(C) if Sufficient Clearing Bids do not exist.

(C) A Bid by a Potential Holder shall constitute an irrevocable offer to purchase:

(1) the number of Units specified in such Bid if the Applicable Rate determined on such Auction Date shall be higher than the rate per annum specified in such Bid; or

(2) such number or a lesser number of Units to be determined as set forth in paragraph 5(e)(i)(E) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein.

PARAGRAPH 5(c) SUBMISSION OF ORDERS BY BROKER-DEALERS TO AUCTION AGENT.

(i) Each Broker-Dealer shall submit in writing or through the Auction Agent’s auction processing system to the Auction Agent prior to the Submission Deadline on each Auction Date all Orders obtained by such Broker-Dealer for the Auction to be conducted on such Auction Date, designating itself (unless otherwise permitted by the

Company) as an Existing Holder or a Potential Holder in respect of Units subject to such Orders, and specifying with respect to each Order:

(A) the name of the Bidder placing each Order (which shall be the Broker-Dealer unless otherwise permitted by the Company);

(B) the aggregate number of Units that are the subject of such Order;

(C) to the extent that such Bidder is an Existing Holder:

(1) the number of Units, if any, subject to any Hold Order placed by such Existing Holder;

(2) the number of Units, if any, subject to any Bid placed by such Existing Holder and the rate per annum specified in such Bid; and

(3) the number of Units, if any, subject to any Sell Order placed by such Existing Holder; and

(D) to the extent such Bidder is a Potential Holder, the rate per annum specified in such Potential Holder’s Bid.

(ii) If any rate per annum specified in any Bid contains more than three figures to the right of the decimal point, the Auction Agent shall round such rate up to the next highest one-thousandth (.001) of 1%.

(iii) If an Order or Orders covering in the aggregate all of the Units held by an Existing Holder are not submitted to the Auction Agent prior to the Submission Deadline for any reason (including the failure of a Broker-Dealer to contact any Existing Holder or to submit an Order covering such Existing Holder’s Order or Orders), the Auction Agent shall deem a Hold Order (in the case of an Auction relating to a Regular Dividend Period) or a Sell Order (in the case of an Auction relating to a Special Dividend Period) to have been submitted on behalf of such Existing Holder covering the number of Units held by such Existing Holder and not subject to Orders submitted to the Auction Agent.

(iv) If one or more Orders on behalf of an Existing Holder covering in the aggregate more than the number of Units held by such Existing Holder are submitted to the Auction Agent, such Order shall be considered valid as follows and in the following order of priority:

(A) any Hold Order submitted on behalf of such Existing Holder shall be considered valid up to and including the number of Units held by such Existing Holder; provided that if more than one Hold Order is submitted on behalf of such Existing Holder and the number of Units subject to such Hold Orders exceeds the number of Units held by such Existing Holder, the number of Units subject to each of such Hold Orders shall be reduced pro rata so that such Hold Orders, in the aggregate, will cover exactly the number of Units held by such Existing Holder;

(B) (I) any Bids submitted on behalf of such Existing Holder shall be considered valid, up to and including the excess of the number of Units held by such Existing Holder over the number of Units subject to any Hold Order referred to in paragraph 5(c)(iv)(A) above; (II) if more than one Bid submitted on behalf of such Existing Holder specifies the same rate per annum and together they cover more than the remaining number of Units that can be the subject of valid Bids after application of paragraph 5(c)(iv)(A) above and of subclause (I) of this paragraph 5(c)(iv)(B) to any Bid or Bids specifying a lower rate or rates per annum, the number of Units subject to each of such Bids shall be reduced pro rata so that such Bids, in the aggregate, cover exactly such remaining number of Units; and (III) subject to subclauses (I) and (II) above, if more than one Bid submitted on behalf of such Existing Holder specifies different rates per annum, such Bids shall be considered valid in the ascending order of their respective rates per annum and in any such event the number of Units, if any, subject to Bids not valid under this paragraph 5(c)(iv)(B) shall be treated as the subject of a Bid by a Potential Holder; and

(C) any Sell Order shall be considered valid up to and including the excess of the number of Units held by such Existing Holder over the number of Units subject to Hold Orders referred to in paragraph 5(c)(iv)(A) and valid Bids referred to in paragraph 5(c)(iv)(B); provided that if more than one Sell Order is submitted on behalf of any Existing Holder and the number of Units subject to such Sell Orders is greater than such excess, the number of Units subject to each of such Sell Orders shall be reduced pro rata so that such Sell Orders, in the aggregate, cover exactly the number of Units equal to such excess.

(v) If more than one Bid is submitted on behalf of any Potential Holder, each Bid submitted shall be a separate Bid with the rate per annum and number of Units specified.

(vi) Any Order submitted by an Existing Holder or a Potential Holder to its Broker-Dealer, and any Order submitted by a Broker-Dealer to the Auction Agent, prior to the Submission Deadline on any Auction Date, shall be irrevocable.

PARAGRAPH 5(d) DETERMINATION OF SUFFICIENT CLEARING BIDS, WINNING BID RATE AND APPLICABLE RATE.

(i) Not earlier than the Submission Deadline on each Auction Date, the Auction Agent shall assemble all Orders submitted or deemed submitted by the Broker-Dealers (each such Order as submitted or deemed submitted by a Broker-Dealer being hereinafter referred to individually as a “Submitted Hold Order”, a “Submitted Bid” or a “Submitted Sell Order”, as the case may be, or as a “Submitted Order”) and shall determine:

(A) the excess of the total number of Units over the number of Units that are the subject to Submitted Hold Orders (such excess being hereinafter referred to as the “Available Units”);

(B) from the Submitted Orders whether the number of Units that are the subject of Submitted Bids by Potential Holders specifying one or more rates per annum equal to or lower than the Maximum Applicable Rate exceeds or is equal to the sum of:

(1) the number of Units that is the subject of Submitted Bids by Existing Holders specifying one or more rates per annum higher than the Maximum Applicable Rate, and

(2) the number of Units that is subject to Submitted Sell Orders (if such excess or such equality exists (other than because the number of Units in clause (1) above and this clause (2) are each zero because all Units are the subject of Submitted Hold

Orders), such Submitted Bids by Potential Holders being hereinafter referred to collectively as “Sufficient Clearing Bids”); and

(C) if Sufficient Clearing Bids exist, the lowest rate per annum specified in the Submitted Bids (the “Winning Bid Rate”) that, if:

(1) each Submitted Bid from Existing Holders specifying the Winning Bid Rate and all other Submitted Bids from Existing Holders specifying lower rates per annum were rejected, thus entitling such Existing Holders to continue to hold the Units that are the subject of such Submitted Bids, and

(2) each Submitted Bid from Potential Holders specifying the Winning Bid Rate and all other Submitted Bids from Potential Holders specifying lower rates per annum were accepted, thus entitling the Potential Holders to purchase the Units that are the subject of such Submitted Bids, would result in the number of Units subject to all Submitted Bids specifying the Winning Bid Rate or a lower rate per annum being at least equal to the Available Units.

(ii) Promptly after the Auction Agent has made the determinations pursuant to paragraph 5(d)(i), the Auction Agent shall advise the Company of the Maximum Applicable Rate and, based on such determinations, the Applicable Rate for the next succeeding Dividend Period as follows:

(A) if Sufficient Clearing Bids exist, that the Applicable Rate for the next succeeding Subsequent Dividend Period shall be equal to the Winning Bid Rate;

(B) if Sufficient Clearing Bids do not exist (other than because all of the Units are the subject of Submitted Hold Orders), that the Subsequent Dividend Period next succeeding the Auction shall automatically be a Regular Dividend Period and the Applicable Rate for such next succeeding Subsequent Dividend Period shall be equal to the Maximum Applicable Rate; or

(C) if all of the Units are the subject of Submitted Hold Orders, that the Subsequent Dividend Period next succeeding the Auction shall automatically be a Regular Dividend Period and the Applicable Rate for such next succeeding Subsequent Dividend Period shall be equal to 59% of the Reference Rate in effect on the date of such Auction.

PARAGRAPH 5(e) ACCEPTANCE AND REJECTION OF SUBMITTED BIDS AND SUBMITTED SELL ORDERS AND ALLOCATION OF UNITS.

Based on the determinations made pursuant to paragraph 5(d)(i), the Submitted Bids and Submitted Sell Orders shall be accepted or rejected and the Auction Agent shall take such other action as set forth below:

(i) If Sufficient Clearing Bids have been made, subject to the provisions of paragraph 5(e)(iii) and paragraph 5(e)(iv), Submitted Bids and Submitted Sell Orders shall be accepted or rejected in the following order of priority and all other Submitted Bids shall be rejected:

(A) the Submitted Sell Orders of Existing Holders shall be accepted and the Submitted Bid of each of the Existing Holders specifying any rate per annum that is higher than the Winning Bid Rate shall be accepted, thus requiring each such Existing Holder to sell the Units that are the subject of such Submitted Sell Order or Submitted Bid;

(B) the Submitted Bid of each of the Existing Holders specifying any rate per annum that is lower than the Winning Bid Rate shall be rejected, thus entitling each such Existing Holder to continue to hold the Units that are the subject of such Submitted Bid;

(C) the Submitted Bid of each of the Potential Holders specifying any rate per annum that is lower than the Winning Bid Rate shall be accepted, thus requiring each such Potential Holder to purchase the Units subject to such Submitted Bid;

(D) the Submitted Bid of each of the Existing Holders specifying a rate per annum that is equal to the Winning Bid Rate shall be rejected, thus entitling each such Existing Holder to continue to hold the Units that are the subject of such Submitted Bid, unless the number of Units subject to all such Submitted Bids shall be greater than the excess (the “Remaining Excess”) of the Available Units over the number of Units subject to Submitted Bids described in paragraph 5(e)(i)(B) and paragraph 5(e)(i)(C), in which event the Submitted Bids of each such Existing Holder shall be accepted, and each such Existing Holder shall be required to sell Units, but only in an amount equal to the difference between (1) the number of Units then held by such Existing Holder subject to such Submitted Bid and (2) the number of Units obtained by multiplying (x) the number of Remaining Excess of the Available Units by (y) a fraction the numerator of which shall be the number of Units held by such Existing Holder subject to such Submitted Bid and the denominator of which shall be the sum of the number of Units subject to such Submitted Bids made by all such Existing Holders that specified a rate per annum equal to the Winning Bid Rate; and

(E) the Submitted Bid of each of the Potential Holders specifying a rate per annum that is equal to the Winning Bid Rate shall be accepted but only in an amount equal to the number of Units obtained by multiplying (x) the difference between the Available Units and the number of Units subject to Submitted Bids described in paragraph 5(e)(i)(B), paragraph 5(e)(i)(C) and paragraph 5(e)(i)(D) by (y) a fraction the numerator of which shall be the number of Units subject to such Submitted Bid and the denominator of which shall be the sum of the number of Units subject to such Submitted Bids made by all such Potential Holders that specified rates per annum equal to the Winning Bid Rate.

(ii) If Sufficient Clearing Bids have not been made (other than because all of the Units are subject to Submitted Hold Orders), subject to the provisions of paragraph 5(e)(iii), Submitted Orders shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids shall be rejected:

(A) the Submitted Bid of each Existing Holder specifying any rate per annum that is equal to or lower than the Maximum Applicable Rate shall be rejected, thus entitling such Existing Holder to continue to hold the Units that are the subject of such Submitted Bid;

(B) the Submitted Bid of each Potential Holder specifying any rate per annum that is equal to or lower than the Maximum Applicable Rate shall be accepted, thus requiring such Potential Holder to purchase the Units that are the subject of such Submitted Bid; and

(C) the Submitted Bids of each Existing Holder specifying any rate per annum that is higher than the Maximum Applicable Rate shall be accepted and the Submitted Sell Orders of each Existing Holder shall be accepted, in both cases only in an amount equal to the difference between (1) the number of Units then held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and (2) the number of Units obtained by multiplying (x) the difference between the Available Units and the aggregate number of Units subject to Submitted Bids described in paragraph 5(e)(ii)(A) and paragraph 5(e)(ii)(B) by (y) a fraction the numerator of which shall be the number of Units held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and the denominator of which shall be the number of Units subject to all such Submitted Bids and Submitted Sell Orders.

(iii) If, as a result of the procedures described in paragraph 5(e)(i) or paragraph 5(e)(ii), any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a Unit on any Auction Date, the Auction Agent shall, in such manner as it shall determine in its sole discretion, round up or down the number of Units to be purchased or sold by any Existing Holder or Potential Holder on such Auction Date so that each Unit purchased or sold by each Existing Holder or Potential Holder on such Auction Date shall be a whole Unit.

(iv) If, as a result of the procedures described in paragraph 5(e)(i), any Potential Holder would be entitled or required to purchase less than a whole Unit on any Auction Date, the Auction Agent shall, in such manner as in its sole discretion it shall determine, allocate Units for purchase among Potential Holders so that only whole Units are purchased on such Auction Date by any Potential Holder, even if such allocation results in one or more of such Potential Holders not purchasing any Units on such Auction Date.

(v) Based on the results of each Auction, the Auction Agent shall determine, with respect to each Broker-Dealer that submitted Bids or Sell Orders on behalf of Existing Holders or Potential Holders, the aggregate number of Units to be purchased and the aggregate number of the Units to be sold by such Potential Holders and Existing Holders and, to the extent that such aggregate number of Units to be purchased and such aggregate number of Units to be sold differ, the Auction Agent shall determine to which other Broker-Dealer or Broker-Dealers acting for one or more purchasers such Broker-Dealer shall deliver, or from which other Broker-Dealer or Broker-Dealers acting for one or more sellers such Broker-Dealer shall receive, as the case may be, Units.

PARAGRAPH 5(f) SUSPENSION OF AUCTION DURING NON-PAYMENT PERIOD.

Upon occurrence and during the continuance of a Non-Payment Period with respect to the Shares that has not been duly cured by the Company pursuant to paragraph 2(b), Auctions of the Units shall be suspended and shall not resume in each case until (A) in the case of a Dividend Non-Payment Period, all accumulated and unpaid dividends on such Shares for all past Dividend Periods shall have been paid to the Auction Agent, or (B) in the case of a Redemption Non-Payment Period in connection with an Optional Redemption of less than all of the Shares, all amounts payable upon such Optional Redemption of such Shares shall have been paid to the Auction Agent, in each case by 12:00 noon, New York City time, on the relevant Auction Date with respect to the Units, provided that, at least two Business Days but no more than 30 days prior to such Auction Date, the Company shall have given the Auction Agent, the Securities Depository and the applicable holders of record written notice of such deposit or availability.

PARAGRAPH 5(g) MISCELLANEOUS.

The Company may interpret the provisions of this paragraph 5 to resolve any inconsistency or ambiguity, remedy any formal defect or make any other change or modification that does not substantially adversely affect the rights of Existing Holders of Shares. An Existing Holder (A) may sell, transfer or otherwise dispose of Shares only pursuant to a Bid or Sell Order in accordance with the procedures described in this paragraph 5 through a Broker-Dealer, except that transfers of Shares may also be effected through means other than pursuant to Auctions provided that each such transfer shall be in a minimum quantity of one Unit or in multiples thereof and shall be valid and accepted by the Auction Agent only if such Existing Holder or its Broker-Dealer or Participant, as applicable, shall have advised the Auction Agent in writing of such transfer by 3:00 P.M. on the Business Day next preceding the Auction Date with respect to the Units, and (B) except as otherwise required by law, shall have the ownership of the Shares held by it maintained in book-entry form by the Securities Depository in the account of its Participant, which in turn will maintain records of such Existing Holder’s beneficial ownership. Neither the Company nor any Affiliate shall submit an Order in any Auction. Any Existing Holder that is an Affiliate shall not sell, transfer or otherwise dispose of Shares to any Person other than the Company. All of the Outstanding Shares shall be represented by one or more certificates registered in the name of the nominee of the Securities Depository unless otherwise required by law or unless there is no Securities Depository. If there is no Securities Depository, at the Company’s option and upon its receipt of such documents as it deems appropriate, such Shares may be registered in the stock register in the name of the Existing Holder thereof and such Existing Holder thereupon will be entitled to receive certificates therefor and required to deliver certificates therefor upon transfer or exchange thereof.

APPENDIX B

SETTLEMENT PROCEDURES

The following summary of Settlement Procedures sets forth the procedures expected to be followed in connection with the settlement of each Auction and will be incorporated by reference in the agreement between the Company and the Auction Agent and each agreement among the Auction Agent, the Company and each Broker-Dealer. Nothing contained in this Appendix B constitutes a representation by the Company that in each Auction each party referred to herein actually will perform the procedures described herein to be performed by such party. Capitalized terms used herein shall have the respective meanings specified in the prospectus supplement or Appendix A hereto, as the case may be.

I.    On each Auction Date, the Auction Agent shall notify by telephone or through the Auction Agent’s auction processing system the Broker-Dealers that participated in the Auction held on such Auction Date and submitted an Order on behalf of any Existing Holder or Potential Holder of:

(A) the Applicable Rate fixed for the next succeeding Dividend Period;

(B) whether Sufficient Clearing Bids existed for the determination of the Applicable Rate;

(C) if such Broker-Dealer (a “Seller’s Broker-Dealer”) submitted a Bid or a Sell Order on behalf of an Existing Holder, the number of Units, if any, to be sold by such Existing Holder;

(D) if such Broker-Dealer (a “Buyer’s Broker-Dealer”) submitted a Bid on behalf of a Potential Holder, the number of Units, if any, to be purchased by such Potential Holder.

(E) if the aggregate number of Units to be sold by all Existing Holders on whose behalf such Broker-Dealer submitted a Bid or a Sell Order exceeds the aggregate number of Units to be purchased by all Potential Holders on whose behalf such Broker-Dealer submitted a Bid, the name or names of one or more Buyer’s Broker-Dealers (and the name of the Participant, if any, of each such Buyer’s Broker-Dealer) acting for one or more purchasers of such excess number of Units and the number of such Units to be purchased from one or more Existing Holders on whose behalf such Broker-Dealer acted by one or more Potential Holders on whose behalf each of such Buyer’s Broker-Dealers acted;

(F) if the aggregate number of Units to be purchased by all Potential Holders on whose behalf such Broker-Dealer submitted a bid exceeds the aggregate number of Units to be sold by all Existing Holders on whose behalf such Broker-Dealer submitted a Bid or a Sell Order, the name or names of one or more Seller’s Broker-Dealers (and the name of the Participant, if any, of each such Seller’s Broker-Dealer) acting for one or more sellers of such excess number of Units and the number of such Units to be sold to one or more Potential Holder on whose behalf such Broker-Dealer acted by one or more Existing Holders on whose behalf each of such Seller’s Broker-Dealers acted; and

(G) the Auction Date of the next succeeding Auction with respect to the Units.

II.    On each Auction Date, each Broker-Dealer that submitted an Order on behalf of any Existing Holder or Potential Holder shall:

(A) in the case of a Broker-Dealer that is a Buyer’s Broker-Dealer, instruct each Potential Holder on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, to instruct such Potential Holder’s Participant to pay to such Broker-Dealer (or its Participant) through the Securities Depository the amount necessary to purchase the number of Units to be purchased pursuant to such Bid against receipt of such Units and advise such Potential Holder of the Applicable Rate for the next succeeding Dividend Period;

(B) in the case of a Broker-Dealer that is a Seller’s Broker-Dealer, instruct each Existing Holder on whose behalf such Broker-Dealer submitted a Sell Order that was accepted, in whole or in part, or a Bid that was accepted, in whole or in part, to instruct such Existing Holder’s Participant to deliver to such Broker-Dealer (or its Participant) through the Securities Depository the number of Units to be sold pursuant to such Order against payment therefor and advise any such Existing Holder that will continue to hold Units at the Applicable Rate for the next succeeding Dividend Period;

(C) advise each Existing Holder on whose behalf such Broker-Dealer submitted a Hold Order of the Applicable Rate for the next succeeding Dividend Period;

(D) advise each Existing Holder on whose behalf such Broker-Dealer submitted an Order of the Auction Date for the next succeeding Auction; and

(E) advise each Potential Holder on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, of the Auction Date for the next succeeding Auction.

III.    On the basis of the information provided to it pursuant to (I) above, each Broker-Dealer that submitted a Bid or a Sell Order on behalf of a Potential Holder or an Existing Holder shall, in such manner and at such time or times as in its sole discretion it may determine, allocate any funds received by it pursuant to (II)(A) above and any Units received by it pursuant to (II)(B) above among the Potential Holders, if any, on whose behalf such Broker-Dealer submitted Bids, the Existing Holders, if any, on whose behalf such Broker-Dealer submitted Bids that were accepted or Sell Orders, and any Broker-Dealer or Broker-Dealers identified to it by the Auction Agent pursuant to (I)(E) or (I)(F) above.

IV.    On each Auction Date:

(A) each Potential Holder and Existing Holder shall instruct its Participant as provided in (II)(A) or (B) above, as the case may be;

(B) each Seller’s Broker-Dealer which is not a Participant of the Securities Depository shall instruct its Participant to (1) pay through the Securities Depository to the Participant of the Existing Holder delivering Units to such Broker-Dealer pursuant to (II)(B) above the amount necessary to purchase such Units against receipt of such

Units, and (2) deliver such Units through the Securities Depository to a Buyer’s Broker-Dealer (or its Participant) identified to such Seller’s Broker-Dealer pursuant to (I)(E) above against payment therefor; and

(C) each Buyer’s Broker-Dealer which is not a Participant of the Securities Depository shall instruct its Participant to (1) pay through the Securities Depository to a Seller’s Broker-Dealer (or its Participant) identified pursuant to (I)(F) above the amount necessary to purchase the Units to be purchased pursuant to (II)(A) above against receipt of such Units, and (2) deliver such Units through the Securities Depository to the Participant of the purchaser thereof against payment therefor.

V.    On the first business day after the Auction Date:

(A) each Bidder’s Participant referred to in (IV)(A) above shall instruct the Securities Depository to execute the transactions described in (II)(A) or (B) above, and the Securities Depository shall execute such transactions;

(B) each Seller’s Broker-Dealer or its Participant shall instruct the Securities Depository to execute the transactions described in (IV)(B) above, and the Securities Depository shall execute such transactions; and

(C) each Buyer’s Broker-Dealer or its Participant shall instruct the Securities Depository to execute the transactions described in (IV)(C) above, and the Securities Depository shall execute such transactions.

VI.    If an Existing Holder selling Units in an Auction fails to deliver such Units (by authorized book-entry), a Broker-Dealer may deliver to the Potential Holder on behalf of which it submitted a Bid that was accepted a number of whole Units that is less than the number of Units that otherwise was to be purchased by such Potential Holder. In such event, the number of Units to be so delivered shall be determined solely by such Broker-Dealer. Delivery of such lesser number of Units shall constitute good delivery. Notwithstanding the foregoing terms of this paragraph (VI), any delivery or non-delivery of Units which shall represent any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the provisions of the Auction Agent Agreement and the Broker-Dealer Agreements.

PROSPECTUS

VIRGINIA ELECTRIC AND POWER COMPANY
One James River Plaza
701 East Cary Street
Richmond, Virginia 23219
(804) 819-2000

$2,000,000,000

Mortgage Bonds

Senior Debt Securities

Junior Subordinated Notes

Trust Preferred Securities, Related Guarantee
and Agreement as to Expenses and Liabilities

Preferred Stock

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated July 31, 2002.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will also be discussed in the applicable prospectus supplement as necessary. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION. When we use the terms “we”, “our”, or the “Company” in this prospectus, we are referring to Virginia Electric and Power Company and not Virginia Power Capital Trust II.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2001;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2002; and

•	Current Reports on Form 8-K filed January 18, 2002 and January 29, 2002.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    Corporate Secretary
    Virginia Electric and Power Company
    One James River Plaza
    701 E. Cary Street
    Richmond, Virginia 23219
    (804) 819-2000

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

THE COMPANY

Virginia Electric and Power Company (the Company) is a regulated public utility that generates, transmits and distributes power for sale in Virginia and northeastern North Carolina. In Virginia, the Company trades under the name “Dominion Virginia Power.” The Virginia service area comprises about 65 percent of Virginia’s total land area, but accounts for over 80 percent of its population. In North Carolina, the Company trades under the name “Dominion North Carolina Power” and serves retail customers located in the northeastern region of the state, excluding certain municipalities. In addition, the Company sells electricity at wholesale to rural electric cooperatives, power marketers, municipalities and other utilities. We are a wholly owned subsidiary of Dominion Resources, Inc. (Dominion), a fully integrated gas and electric holding company. Dominion manages our operations, together with those of Dominion’s other subsidiaries, along functional lines rather than by corporate entity. Dominion is not guaranteeing any of the securities described in this prospectus.

Operating Segments

We currently manage our business through two principal segments: Energy and Delivery.

•	Energy—Energy manages the Company’s 18,000 megawatt portfolio of owned and operated generating facilities and purchased power contracts, trading and marketing activities and any commodity, hedging and arbitrage activities.

•
Delivery—Delivery manages the Company’s electric distribution and transmission systems, serving approximately 2.2 million customers, about 6,000 miles of electric transmission lines and customer service operations. We recently executed a preliminary agreement to have PJM Interconnection operate our transmission lines on a regional basis. Under the proposed plan, we would establish PJM South, as a control area operated separately under the single PJM energy market. You should read our periodic reports filed with the SEC for information concerning the transfer of our electric transmission lines to a regional operating authority. See WHERE YOU CAN FIND MORE INFORMATION.

As of December 31, 2001, we had approximately 7,900 full-time employees. Approximately 3,700 employees are subject to collective bargaining agreements. You should read our periodic reports filed with the SEC for information concerning our collective bargaining agreements. See WHERE YOU CAN FIND MORE INFORMATION.

Virginia Electric and Power Company was incorporated in 1909 as a Virginia public service corporation. Its principal office is located at 701 East Cary Street, Richmond, Virginia 23219-3932. The telephone number is (804) 819-2000. All of the Company’s common stock is held by Dominion.

For additional information about us, see WHERE YOU CAN FIND MORE INFORMATION in this prospectus.

THE TRUST

Virginia Power Capital Trust II is a statutory business trust formed under Delaware law by us, as sponsor for the Trust, and Chase Manhattan Bank USA, National Association as trustee. The trust agreement for the Trust will be amended and restated substantially in the form filed as an exhibit to the registration statement, effective when securities of the Trust are issued. The amended trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939.

The Trust exists for the exclusive purposes of:

•	issuing two classes of trust securities, trust preferred securities and trust common securities, which together represent undivided beneficial interests in the assets of the Trust;

•	investing the gross proceeds of the trust securities in our Junior Subordinated Notes;

•	making distributions; and

•	engaging in only those other activities necessary, advisable or incidental to the purposes listed above.

The Junior Subordinated Notes will be the sole assets of the Trust, and our payments under the Junior Subordinated Notes and the Agreement as to Expenses and Liabilities will be the sole revenue of the Trust.

No separate financial statements of the Trust are included in this prospectus. We consider that these financial statements would not be material to holders of the trust preferred securities because the Trust has no independent operations and the purpose of the Trust is as described above. The Trust will not file annual, quarterly or special reports with the SEC.

The principal place of business of the Trust will be c/o Virginia Electric and Power Company, 701 East Cary Street, Richmond, Virginia 23219.

USE OF PROCEEDS

The net proceeds from the sale of the securities offered by this prospectus will be used to meet a portion of the general capital requirements of the Company, for the refinancing of preferred stock and outstanding debt including our commercial paper and for other general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends for each of the periods indicated are as follows:

	For the Twelve Months Ended March 31, 2002	Twelve Months Ended December 31,
		2001	2000	1999	1998	1997
Ratio of earnings to fixed charges	3.79	3.16	3.76	3.50	2.19	3.21
Ratio of earnings to fixed charges and preferred stock dividends	3.44	2.83	3.19	2.94	1.85	2.74

In the ratio of earnings to fixed charges, earnings are determined by adding fixed charges (excluding interest capitalized) to income before taxes. These earnings are then divided by total fixed charges. Fixed charges consist of interest charges (without reduction for Allowance for Funds Used During Construction) on long-term and short-term debt, interest capitalized and the portion of rental expense that is representative of the interest factor.

In the ratio of earnings to fixed charges and preferred stock dividends, earnings are determined by adding fixed charges (excluding interest capitalized and preferred dividends (grossed-up by a factor of pre-tax net income divided by net income )) to income before income taxes. These earnings are then divided by total fixed charges. Fixed charges consist of interest charges (without reduction for Allowance for Funds Used During Construction) on long-term and short-term debt, interest capitalized, and the portion of rental expense that is representative of the interest factor and preferred stock dividends (as grossed-up).

DESCRIPTION OF MORTGAGE BONDS

We will issue our First and Refunding Mortgage Bonds (Bonds) in one or more series under an Indenture of Mortgage dated November 1, 1935, as supplemented and modified by eighty-five supplemental indentures and as to be supplemented by one or more additional supplemental indentures to be entered into in connection with each new series of Bonds. The Indenture of Mortgage and all such supplemental indentures are collectively referred to as the Mortgage. The Indenture of Mortgage, the supplemental indentures which remain in effect and a form of supplemental indenture are Exhibits to the Registration Statement of which this Prospectus is a part. The Trustee under the Mortgage is JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank). We have summarized selected provisions of the Mortgage below. Capitalized terms used in the summary have the meanings specified in the Mortgage.

General

Unless otherwise provided in the applicable prospectus supplement, we will issue the Bonds only in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000 and these will be exchangeable for a like aggregate principal amount of Bonds of other authorized denominations of the same series. No charge will be made for any transfer or exchange of the Bonds, but we may require a payment to cover any stamp tax or other governmental charge. You may transfer and exchange your Bonds at JPMorgan Chase Bank, 55 Water Street, New York, New York 10041.

Interest, Maturity and Payment

The Bonds will bear interest from their issue date at the rate shown in the applicable prospectus supplement payable semiannually on the interest payment dates shown in that prospectus supplement. The Bonds will mature on the date shown in the applicable prospectus supplement. Interest will be paid to the persons in whose names the Bonds are registered at the close of business on the 15th day (whether or not a business day) of the calendar month next preceding the interest payment date, except for defaulted interest and except for unmatured accrued interest on Bonds called for redemption on a date other than an interest payment date. Principal of, premium, if any, and interest on the Bonds are payable at the office or agency of the Trustee in New York City.

Provisions of a Particular Series

You should refer to the applicable prospectus supplement for the specific terms relating to that particular series of Bonds including:

•	its specific designation;

•	the aggregate principal amount;

•	the date or dates on which the series will mature;

•	the rate per annum at which the series will bear interest;

•
any optional or mandatory redemption provisions allowing the Bonds to be redeemed at our option or at the option of the holder of the Bonds including the redemption or repayment dates and the redemption or repayment prices; and

•	any other special terms.

Security and Priority

The Bonds will be our secured obligations, together with all other bonds currently outstanding or issued later under the Mortgage. The Bonds will be secured by a direct lien on all public utility property owned by us but subject to the operation of the release provisions (which, in effect, permit the disposition of all property in excess of the amount used under the Mortgage). Prior lien debt on after-acquired property may be extended or refunded under the same lien until property is certified under the Mortgage, but not after certification, except upon consent of the holders of 60% in the amount of the bonds issued and outstanding under the Mortgage. (See Sections 4.03 and 4.07 of the Mortgage.) All cash, securities, accounts receivable, agreements, leases, materials and supplies, automotive equipment, timber, coal and other minerals under the mortgaged land, and certain other assets are excluded from the lien. (See Preamble to the Indenture of Mortgage, Part VIII and Fourteenth Supplemental Indenture, Part VI.) In case of a merger, consolidation or sale of substantially all of our assets, the lien may be limited to our system at that time. (See Sections 8.02, 8.03 and 8.04 of the Mortgage.)

The lien of the Mortgage must be duly recorded and filed, and is a first lien junior only to (i) statutory liens and equitable priorities for taxes, services, materials and supplies and (ii) pre-existing liens on after-acquired property.

Other than the security afforded by the lien of the Mortgage, there are no provisions of the Mortgage which provide holders of the Bonds protection in the event of a highly leveraged transaction involving our Company. Such a transaction would require regulatory approval that we believe would be unlikely for a transaction that would result in our having a highly leveraged capital structure.

Issuance of Additional Bonds or Other Debt

We may issue additional bonds under the Mortgage of any series from time to time, but not more in aggregate amount than the amount authorized by our common shareholder (currently $5 billion), on the following bases:

1.
Up to 60% of the net amount of additional property certified under Section 2.03 and subject to no senior lien except permitted liens and liens securing refundable debt, but only if net earnings (in 12 consecutive months within the 15 next previous months), after depreciation but before income taxes, are at least twice the annual interest charges on all bonds then outstanding or applied for and any indebtedness secured by senior liens.

a.	But no more than 20% of total net earnings may be from nonoperating income and the aggregate of maintenance and repairs and depreciation must be not less than 15% of total operating revenues less the cost of electricity purchased for resale and resale paid by us for electric properties for such period.

b.
Refundable debt may not exceed 60% of the property securing it or 15% of the bonds outstanding or issuable and is deducted from the amount of bonds otherwise issuable. (See Sections 2.02, 2.03, 2.08, 2.09 and 4.16 of the Mortgage.)

2.	Up to the amount of bonds or refundable debt retired (unless from certain funds). (See Sections 2.02, 2.04, 2.05, 2.08, and 2.09 of the Mortgage.)

3.
Up to the amount of cash deposited for the purpose, but only if net earnings are as required in 1 above. The cash may be withdrawn in the amount of the bonds issuable as shown in 1 and 2 above, without regard to earnings. This is the only restriction on the disposition of proceeds of additional bonds. (See Sections 2.02, 2.06, and 2.07 of the Mortgage.)

The Bonds will be issued on the bases described above.

The Mortgage does not limit the Company’s ability to issue additional unsecured debt.

Release and Substitution of Security

Property may be released upon filing a Credit Certificate or upon depositing cash in the amount of the value of the property (which then may be withdrawn upon filing a Credit Certificate). The Credit Certificate supplies evidence, between formal certifications under Section 2.03 of the Mortgage, that credits previously established on the basis of property acquisition or bonds or refundable debt retirement have not been exhausted by showing that the retirements that have not yet been certified are less than the balance of the credits that would remain unused after the action then sought (including in such credits the amount of additional property not formally certified and the amount of release moneys, etc., then held by the Trustee). Instead of cash, purchase money bonds or bonds of the United States or any State or their respective political subdivisions may be deposited. Special provisions are made for property and cash subject to senior liens and for refundable debt held in pledge. (See Section 2.09(q), Article 5 and Article 6 of the Mortgage.)

Modification

With the consent of the holders of 75% in amount of all bonds issued and outstanding under the Mortgage (including at least 60% in amount of each affected series)

•	any default may be waived except for a default in the payment of principal or interest at their due dates; and

•
the Mortgage may be changed in any way except to extend the due dates of principal or interest or reduce the amount of principal, interest or premium, if any. (See section 7.24 and Article 14 of the Mortgage.)

Default and Action by the Trustee

An event of default includes:

•	default in payment of principal of any series of bonds issued under the Mortgage;

•	continuous default for 90 days in payment of interest on any series of such bonds (except that the default need only continue for 30 days in the case of certain series);

•	default for 90 days after notice in the performance of any other covenant in the Mortgage and the occurrence of certain bankruptcy-related events. (See Section 7.01. of the Mortgage.)

During an event of default, the Trustee must use the same degree of care and skill as a prudent person in the conduct of their own affairs. Subject to that standard, a majority in amount of bonds issued under the Mortgage is necessary to require the Trustee to take action, and the Trustee is entitled to be indemnified to its satisfaction. (See Section 7.20 of Indenture of Mortgage and Third Supplemental Indenture Sections 7.02 and 7.03.) We are required to report annually to the Trustee that we are not in default under the Mortgage. (See Third Supplemental Indenture Section 6.03.)

DESCRIPTION OF DEBT SECURITIES

The term Debt Securities includes the Senior Debt Securities and the Junior Subordinated Notes. We will issue the Senior Debt Securities in one or more series under a Senior Indenture dated as of June 1, 1998 between us and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee, and the Junior Subordinated Notes in one or more series under our Subordinated Indenture dated as of August 1, 1995 between us and JPMorgan Chase Bank (formerly known as Chemical Bank), as trustee. The Indenture related to the Junior Subordinated Notes is called the Subordinated Indenture in this prospectus, and, together, the Senior Indenture and the Subordinated Indenture are called Indentures. We have summarized selected provisions of the Indentures below. The Senior Indenture and the Subordinated Indenture have been filed as exhibits to the registration statement, and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the Indentures so that you can easily locate these provisions. Capitalized terms used in this description have the meanings specified in the Indentures.

General

The Senior Debt Securities will be our direct, unsecured obligations and will rank equally with all of our other senior and unsubordinated debt. The Junior Subordinated Notes will be our unsecured obligations and are junior in right of payment to our Senior Indebtedness, as described under the caption ADDITIONAL TERMS OF JUNIOR SUBORDINATED NOTES—Subordination.

Our ability to meet our obligations under the Debt Securities is dependent on our earnings and cash flows. As of June 30, 2002, we had 3.84 million outstanding shares of Preferred Stock with a liquidation value of $391.1 million. In addition to trade debt, we have ongoing corporate debt programs used to finance our business activities. As of March 31, 2002, we had approximately $4.5 billion in aggregate principal amount of outstanding long-term debt, including $325 million of securities due within one year. In addition, we have a commercial paper program that at March 31, 2002 had an outstanding balance of $245 million.

Neither of the Indentures limits the amount of Debt Securities that we may issue under it. We may issue Debt Securities from time to time under the Indentures in one or more series by entering into supplemental indentures or by our Board of Directors or a duly authorized committee authorizing the issuance. Forms of supplemental indentures to each of the Indentures are exhibits to the registration statement.

The Indentures do not protect the holders of Debt Securities if we engage in a highly leveraged transaction.

Provisions of a Particular Series

The Debt Securities of a series need not be issued at the same time, bear interest at the same rate or mature on the same date. Unless otherwise provided in the terms of a series, a series may be reopened, without notice to or consent of any holder of outstanding Debt Securities, for issuances of additional Debt Securities of that series. The prospectus supplement for a particular series of Debt Securities will specify the terms of that series, including, if applicable, some or all of the following:

•	the title and type of the Debt Securities;

•	the total principal amount of the Debt Securities;

•	the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

•	the date or dates on which principal is payable or the method for determining the date or dates, and any right that we have to change the date on which principal is payable;

•	the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

•	any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

•	any payments due if the maturity of the Debt Securities is accelerated;

•	any optional redemption terms, or, with respect to the Senior Debt Securities, any repayment terms;

•	any provisions that would obligate us to repurchase or otherwise redeem the Debt Securities, or, with respect to the Senior Debt Securities, any sinking fund provisions;

•	with respect to Senior Debt Securities, the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

•
with respect to Senior Debt Securities, if payments may be made, at our election or at the holder’s election, in a currency other than that in which the Debt Securities are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

•	any index or formula used for determining principal, interest, or premium, if any;

•	the percentage of the principal amount at which the Debt Securities will be issued, if other than 100% of the principal amount;

•
whether the Debt Securities are to be issued in fully registered certificated form or in book-entry form represented by certificates deposited with, or on behalf of, a securities depositary and registered in the name of the depositary’s nominee (Book-Entry Debt Securities);

•	with respect to Senior Debt Securities, denominations, if other than $1,000 each or multiples of $1,000;

•	any changes to events of defaults or covenants; and

•	any other terms of the Debt Securities. (Sections 201 & 301 of the Senior

Indenture & Sections 201& 301 of the Subordinated Indenture.)

The prospectus supplement will also indicate any special tax implications of the Debt Securities and any provisions granting special rights to holders when a specified event occurs.

Conversion or Redemption

No Debt Security will be subject to conversion, amortization, or redemption, unless otherwise provided in the applicable prospectus supplement. Any provisions relating to the conversion or redemption of Debt Securities will be set forth in the applicable prospectus supplement, including whether conversion is mandatory or at our option. If no redemption date or redemption price is indicated with respect to a Debt Security, we cannot redeem the Debt Security before the Stated Maturity. Debt Securities subject to redemption by us will be subject to the following terms:

•	redeemable on and after the applicable redemption dates;

•	redemption dates and redemption prices fixed at the time of sale and set forth on the Debt Security; and

•
redeemable in whole or in part (provided that any remaining principal amount of the Debt Security will be equal to an authorized denomination) at our option at the applicable redemption price, together with interest, payable to the date of redemption, on notice given not more than 60 nor less than 30 days before the date of redemption. (Section 1104 of the Senior Indenture & Section 1104 of the Subordinated Indenture.)

We will not be required to:

•	issue, register the transfer of, or exchange any Debt Securities of a series during the period beginning 15 days before the date the notice is mailed identifying the Debt Securities of that series that have been selected for redemption; or

•
register the transfer of, or exchange any Debt Security of that series selected for redemption except the unredeemed portion of a Debt Security being partially redeemed. (Section 305 of the Senior Indenture & Section 303 of the Subordinated Indenture.)

Payment and Transfer; Paying Agent

The paying agent will pay the principal of any Debt Securities only if those Debt Securities are surrendered to it. Unless we state otherwise in the applicable prospectus supplement, the paying agent will pay principal, interest and premium, if any, on Debt Securities, subject to such surrender, where applicable, at its office or, at our option:

•
by wire transfer to an account at a banking institution in the United States that is designated in writing to the Trustee before the deadline set forth in the applicable prospectus supplement by the person entitled to that payment (which in the case of Book-Entry Debt Securities is the securities depositary or its nominee); or

•	by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Debt Securities.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Book-Entry Debt Security, or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We expect that the securities depositary, upon receipt of any payment of principal, interest or premium, if any, in a Book-Entry Debt Security, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Book-Entry Debt Security as shown on the records of the securities depositary. We also expect that payments by participants to owners of beneficial interests in a Book-Entry Debt Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of the participants.

Unless we state otherwise in the applicable prospectus supplement, the Trustee will act as paying agent for the Debt Securities, and the principal corporate trust office of the Trustee will be the office through which the paying agent acts. We may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

Any money that we have paid to a paying agent for principal or interest on any Debt Securities which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to us at our request. After repayment to the Company, holders should look only to us for those payments. (Section 1003 of the Senior Indenture & Section 1003 of the Subordinated Indenture.)

Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency we maintain for those purposes, without the payment of any service charge except for any tax or governmental charge and related expenses. (Section 1002 of the Senior Indenture & Section 1002 of the Subordinated Indenture.)

Global Securities

We may issue some or all of the Debt Securities as Book-Entry Debt Securities. Book-Entry Debt Securities will be represented by one or more fully registered global certificates. Book-Entry Debt Securities of like tenor and terms up to $500,000,000 aggregate principal amount may be represented by a single global certificate. Each global certificate will be deposited and registered with the securities depositary or its nominee or a custodian for the securities depositary. Unless it is exchanged in whole or in part for Debt Securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary. (Section 305 of the Senior Indenture & Section 203 of the Subordinated Indenture.)

Unless otherwise stated in any prospectus supplement, The Depository Trust Company will act as the securities depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by the securities depositary and its participants. If there are any additional or differing terms of the depositary arrangement with respect to the Book-Entry Debt Securities, we will describe them in the applicable prospectus supplement.

Holders of beneficial interests in Book-Entry Debt Securities represented by a global certificate are referred to as beneficial owners. Beneficial owners will be limited to institutions having accounts with the securities depositary or its nominee, which are called participants in this discussion, and to persons that hold beneficial interests through participants. When a global certificate representing Book-Entry Debt Securities is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Book-Entry Debt Securities the global certificate represents to the accounts of its participants. Ownership of beneficial interests in a global certificate will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the securities depositary, with respect to participants’ interests; and

•	any participant, with respect to interests the participant holds on behalf of other persons.

As long as the securities depositary or its nominee is the registered holder of a global certificate representing Book-Entry Debt Securities, that person will be considered the sole owner and holder of the global certificate and the Book-Entry Debt Securities it represents for all purposes. Except in limited circumstances, beneficial owners:

•	may not have the global certificate or any Book-Entry Debt Securities it represents registered in their names;

•	may not receive or be entitled to receive physical delivery of certificated Book-Entry Debt Securities in exchange for the global certificate; and

•	will not be considered the owners or holders of the global certificate or any
Book-Entry Debt Securities it represents for any purposes under the Debt Securities or the Indentures. (Section 305 of the Senior Indenture & Section 203 of the Subordinated Indenture.)

We will make all payments of principal, interest and premium, if any, on a Book-Entry Debt Security to the securities depositary or its nominee as the holder of the global certificate. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global certificate.

Payments participants make to beneficial owners holding interests through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global certificate. None of the following will have any responsibility or liability for any aspect of the securities depositary’s or any participant’s records relating to beneficial interests in a global certificate representing Book-Entry Debt Securities, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	the Company;

•	the Trustee;

•	the Trust (only with respect to the Junior Subordinated Notes if the Junior Subordinated Notes are issued to the Trust); or

•	any agent of any of the above.

Covenants

Under the Indentures we will:

•	pay the principal, interest and premium, if any, on the Debt Securities when due;

•	maintain a place of payment;

•	deliver an officer’s certificate to the Trustee at the end of each fiscal year confirming our compliance with our obligations under each of the Indentures;

•	preserve and keep in full force and effect our corporate existence except as provided in the Indentures; and

•
deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium, if any. (Sections 1001, 1002, 1003, 1004 & 1005 of the Senior Indenture & Sections 1001, 1002, 1003, 1005 and 1007 of the Subordinated Indenture.)

Consolidation, Merger or Sale

The Indentures provide that we may consolidate or merge with or into, or sell all or substantially all our assets to, another Person, provided that any successor assumes our obligations under the Indentures and the Debt Securities issued under the Indentures. We must also deliver an opinion of counsel to the Trustee affirming our compliance with all conditions in the applicable Indenture relating to the transaction. When the conditions are satisfied, the successor will succeed to and be substituted for us and, in the case of a sale of all or substantially all our assets, we will be relieved of our obligations. (Sections 801 & 802 of the Senior Indenture & Sections 801, & 802 of the Subordinated Indenture.)

Events of Default

Event of Default when used in each of the Indentures, will mean any of the following with respect to Debt Securities of any series:

•	failure to pay the principal or any premium on any Debt Security when due;

•	with respect to the Senior Debt Securities, failure to deposit any sinking fund payment for that series when due that continues for 60 days (3 business days in the case of Junior Subordinated Notes);

•
failure to pay any interest on any Debt Securities of that series, when due, that continues for 60 days; provided that, if applicable, for this purpose, the date on which interest is due is the date on which we are required to make payment following any deferral of interest payments by us under the terms of the Junior Subordinated Notes that permit such deferrals;

•	failure to perform any other covenant in the Indentures (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Trustee or the holders of at least 33% of the outstanding Debt Securities (25% in the case of the Junior Subordinated Notes) of that series give us written notice of the default;

•	certain events in bankruptcy, insolvency or reorganization of the Company; or

•	any other Event of Default included in the Indentures or any supplemental indenture. (Section 501 of the Senior Indenture & Section 501 of the Subordinated Indenture.)

In the case of a general covenant default described above, the Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Debt Securities of that series, together with the Trustee, may also extend the grace period. The grace period will be automatically extended if we have initiated and are diligently pursuing corrective action.

An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under the Indentures. Additional events of default may be established for a particular series and, if established, will be described in the applicable prospectus supplement.

If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the holders of at least 33% (25%, in the case of the Junior Subordinated Notes) in aggregate principal amount of the Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the declaration. (Section 502 of the Senior Indenture & Section 502 of the Subordinated Indenture.)

The Trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal or interest) if it considers the withholding of notice to be in the best interests of the holders. Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Indentures at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Debt Securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of Debt Securities. However, the Trustee must give the holders of Debt Securities notice of any default to the extent provided by the Trust Indenture Act. (Sections 512, 601 & 602 of the Senior Indenture & Sections 512, 601 & 602 of the Subordinated Indenture.)

The holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Debt Security on its maturity date or redemption date and to enforce those payments. (Section 508 of the Senior Indenture & Section 508 of the Subordinated Indenture.)

Satisfaction; Discharge

We may discharge all our obligations (except those described below) to holders of the Debt Securities issued under the Indentures, which Debt Securities have not already been delivered to the Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year, by depositing with the Trustee an amount certified to be sufficient to pay when due the principal, interest and premium, if any, on all outstanding Debt Securities. However, certain of our obligations under the Indentures will survive, including with respect to the following:

•	remaining rights to register the transfer, conversion, substitution or exchange of Debt Securities of the applicable series;

•
rights of holders to receive payments of principal of, and any interest on, the Debt Securities of the applicable series, and other rights, duties and obligations of the holders of Debt Securities with respect to any amounts deposited with the Trustee; and

•	the rights, obligations and immunities of the Trustee under the Indentures.

Modification of Indentures; Waiver

Under the Indentures, our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Section 902 of the Senior Indenture & Section 902 of the Subordinated Indenture.) In addition, we may supplement the Indentures to create new series of Debt Securities and for certain other purposes, without the consent of any holders of Debt Securities. (Section 901 of the Senior Indenture & Section 902 of the Subordinated Indenture.)

The holders of a majority of the outstanding Debt Securities of all series under the applicable Indenture with respect to which a default has occurred and is continuing may waive a default for all those series, except a default in the payment of principal or interest, or any premium, on any Debt Securities or a default with respect to a covenant or provision which cannot be amended or modified without the consent of the holder of each outstanding Debt Security of the series affected. (Section 513 of the Senior Indenture & Section 513 of the Subordinated Indenture.)

In addition, under certain circumstances, the holders of a majority of the outstanding Junior Subordinated Notes of any series may waive in advance, for that series, our compliance with certain restrictive provisions of the Subordinated Indenture under which those Junior Subordinated Notes were issued. (Section 1008 of the Subordinated Indenture.)

Concerning the Trustee

JPMorgan Chase Bank is the Trustee under the Indentures and will also act as the Property Trustee and the Guarantee Trustee for the Trust. We and certain of our affiliates maintain deposit accounts and banking relationships with JPMorgan Chase Bank. JPMorgan Chase Bank also serves as trustee under other indentures under which we and certain of our affiliates have issued securities. JPMorgan Chase Bank’s affiliates have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

The Trustee will perform only those duties that are specifically described in the Indentures unless an event of default under an Indenture occurs and is continuing. The Trustee is under no obligation to exercise any of its powers under the Indentures at the request of any holder of Debt Securities unless that holder offers reasonable indemnity to the Trustee against the costs, expenses and liabilities which it might incur as a result. (Section 601 of the Senior Indenture & Section 601 of the Subordinated Indenture.)

The Trustee administers its corporate trust business at 450 West 33rd Street, New York, New York 10001, Attention: Institutional Trust Services.

ADDITIONAL TERMS OF SENIOR DEBT SECURITIES

Repayment at the Option of the Holder; Repurchases by the Company

We must repay the Senior Debt Securities at the option of the Holders before the Stated Maturity Date only if specified in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement, the Senior Debt Securities subject to repayment at the option of the Holder will be subject to repayment:

•	on the specified Repayment Dates; and

•	at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the Repayment Date.

For any Senior Debt Security to be repaid, the Trustee must receive, at its office maintained for that purpose in the Borough of Manhattan, New York City not more than 60 nor less than 30 calendar days before the date of repayment:

•	in the case of a certificated Senior Debt Security, the certificated Senior Debt Security and the form in the Senior Debt Security entitled Option of Holder to Elect Purchase duly completed; or

•
in the case of a book-entry Senior Debt Security, instructions to that effect from the beneficial owner to the securities depositary and forwarded by the securities depositary. Exercise of the repayment option by the Holder will be irrevocable.

Only the securities depositary may exercise the repayment option in respect of beneficial interests in the book-entry Senior Debt Securities. Accordingly, beneficial owners that desire repayment in respect of all or any portion of their beneficial interests must instruct the participants through which they own their interests to direct the securities depositary to exercise the repayment option on their behalf. All instructions given to participants from beneficial owners relating to the option to elect repayment will be irrevocable. In addition, at the time the instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the book-entry Senior Debt Securities or the global certificate representing the related book-entry Senior Debt Securities, on the securities depositary’s records, to the Trustee. See DESCRIPTION OF DEBT SECURITIES—Global Securities.

Defeasance

We will be discharged from our obligations on the Senior Debt Securities of any series at any time if we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Senior Debt Securities of the series. If this happens, the holders of the Senior Debt Securities of the series will not be entitled to the benefits of the Senior Indenture except for registration of transfer and exchange of Senior Debt Securities and replacement of lost, stolen or mutilated Senior Debt Securities. (Sections 1302 and 1304 of the Senior Indenture.)

Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related Senior Debt Securities. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the Senior Debt Securities and the value of the holder’s interest in the defeasance trust. Holders might be required to include as income a different amount than would be includable without the discharge. We urge prospective investors to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

ADDITIONAL TERMS OF JUNIOR SUBORDINATED NOTES

Additional Covenants Applicable to Junior Subordinated Notes

Under the Subordinated Indenture, we will:

•	maintain 100% ownership of the Trust to which a series of the Junior Subordinated Notes have been issued while the series of the Junior Subordinated Notes remains outstanding; and

•
pay to the Trust to which the Junior Subordinated Notes have been issued any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority on the Trust, so that the net amounts received and retained by the Trust (after paying any taxes, duties, assessments or other governmental charges) will be not less than the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. (Sections 303 & 305 of the Subordinated Indenture.)

Option to Extend Interest Payment Period

We can defer interest payments by extending the interest payment period for the number of consecutive extension periods specified in the applicable prospectus supplement (each, an Extension Period). Other details regarding the Extension Period will also be specified in the applicable prospectus supplement. No Extension Period may extend beyond the maturity of the Junior Subordinated Notes. At the end of the Extension Period(s), we will pay all interest then accrued and unpaid, together with interest compounded quarterly at the coupon or interest rate for the Junior Subordinated Notes, to the extent permitted by applicable law. (Section 301 of the Subordinated Indenture.)

During any Extension Period, we will not make distributions related to our capital stock, including dividends, redemptions, repurchases, liquidation payments, or guarantee payments. Also we will not make any payments, redeem or repurchase any debt securities of equal or junior rank to the Junior Subordinated Notes or make any guarantee payments on any such debt securities. We may, however, make the following types of distributions:

•	dividends paid in common stock;

•	dividends in connection with the implementation of a shareholder rights plan;

•	payments to a trust holding securities of the same series under a guarantee; or

•
repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants.

Subordination

Each series of Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

•	the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated Notes have the right to receive any payments of principal or interest on their Junior Subordinated Notes. (Sections 1301, 1302 and 1303 of the Subordinated Indenture.)

Senior Indebtedness means, with respect to any series of Junior Subordinated Notes:

•	any payment due in respect of our indebtedness for borrowed money or indebtedness that is evidenced by securities, debentures, bonds, notes or other similar instruments;

•	our capital lease obligations;

•	our obligations relating to the deferred purchase price of property, our conditional sale obligations and our obligations under title retention agreements;

•	our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar credit transactions; and

•	all indebtedness of others of the kinds described in the preceding categories that we have assumed or guaranteed or that is secured by our property or assets.

(Section 101 of the Subordinated Indenture.)

Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness. We may not amend the Subordinated Indenture to change the subordination of any outstanding Junior Subordinated Notes without the consent of each holder of Senior Indebtedness that the amendment would adversely affect.

The Subordinated Indenture does not limit the amount of Senior Indebtedness that we may issue.

DESCRIPTION OF TRUST PREFERRED SECURITIES

The following is a summary of the principal terms of the Trust Preferred Securities. The form of amended trust agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of the

Trust Preferred Securities will include those stated in the amended trust agreement and those made part of the amended trust agreement by the Trust Indenture Act.

General

The Trust will exist until terminated as provided in its amended trust agreement. Except under certain circumstances, we will be entitled to appoint, remove, or replace trustees, who will conduct the business and affairs of the Trust. The trustees of the Trust will consist of:

•	two employees, officers or affiliates of the Company as Administrative Trustees;

•
a financial institution unaffiliated with us that will act as a property trustee and as an indenture trustee for purposes of the Trust Indenture Act, under the terms set forth in a prospectus supplement (the Property Trustee); and

•
one trustee with its principal place of business or who resides in the State of Delaware and who will act under the terms set forth in a prospectus supplement. (Sections 6.1 through 6.5 of the Amended Trust Agreement.)

The amended trust agreement will authorize the Administrative Trustees to issue, on behalf of the Trust, two classes of trust securities, Trust Preferred Securities and trust common securities, each of which will have the terms described in this prospectus and in the applicable prospectus supplement. We will own all of the trust common securities. The trust common securities will rank equally in right of payment, and payments will be made on the trust common securities, proportionately with the Trust Preferred Securities. However, if an event of default occurs and is continuing under the amended trust agreement, the rights of the holders of the trust common securities to payment for distributions and payments upon liquidation, redemption and otherwise, will be subordinated to the rights of the holders of the Trust Preferred Securities. We will acquire, directly or indirectly, trust common securities in a total liquidation amount of approximately 3% of the total capital of the Trust. (Sections 3.6, 5.1, 5.2 and 7.1 of the Amended Trust Agreement.)

The proceeds from the sale of the Trust Preferred Securities will be used by the Trust to purchase a series of our Junior Subordinated Notes. These Junior Subordinated Notes will be held in trust by the Property Trustee for the benefit of the holders of the trust securities. We will guarantee the payments of distributions and payments on redemption or liquidation with respect to the Trust Preferred Securities, but only to the extent the Trust has funds available to make those payments and has not made the payments. See DESCRIPTION OF GUARANTEE.

The assets of the Trust available for distribution to the holders of Trust Preferred Securities will be limited to payments from us under the Junior Subordinated Notes held by the Trust. If we fail to make a payment on the Junior Subordinated Notes, the Trust will not have sufficient funds to make related payments, including distributions, on its Trust Preferred Securities.

The Guarantee, when taken together with our obligations under the Junior Subordinated Notes, the Subordinated Indenture and the amended trust agreement, will provide a full and unconditional guarantee of amounts due on the Trust Preferred Securities issued by the Trust. Dominion, our parent company, is not guaranteeing any of the obligations of the Trust.

The Trust Preferred Securities will have the terms, including distributions, redemption, voting, liquidation rights and other preferred, deferred or other special rights or restrictions that will be described in the amended trust agreement or made part of the amended trust agreement by the Trust Indenture Act or the Delaware Business Trust Act. The terms of the Trust Preferred Securities will mirror the terms of the Junior Subordinated Notes held by the Trust. In other words, the distribution rate and the distribution payment dates and other payment dates for the Trust Preferred Securities will correspond to the interest rate and interest payment dates and other payment dates on the Junior Subordinated Notes held by the Trust. Holders of Trust Preferred Securities have no preemptive or similar rights. (Section 7.1 of the Amended Trust Agreement.)

Provisions of a Particular Series

The Trust may issue only one series of Trust Preferred Securities. A prospectus supplement will set forth the principal terms of the Trust Preferred Securities that will be offered, including:

•	the name of the Trust Preferred Securities;

•	the liquidation amount and number of Trust Preferred Securities issued;

•	the annual distribution rate(s) or method of determining such rate(s), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

•	the date from which distributions will be cumulative;

•	the optional redemption provisions, if any, including the prices, time periods and other terms and conditions on which the Trust Preferred Securities will be purchased or redeemed, in whole or in part;

•	the terms and conditions, if any, upon which the Junior Subordinated Notes and the related Guarantee may be distributed to holders of those Trust Preferred Securities;

•	any securities exchange on which the Trust Preferred Securities will be listed;

•
whether the Trust Preferred Securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depository for those global certificates and the specific terms of the depositary arrangements; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the Trust Preferred Securities. (Article 7 of the Amended Trust Agreement.)

The interest rate and interest and other payment dates of Junior Subordinated Notes issued to the Trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities of the Trust.

Extensions

We have the right under the Subordinated Indenture to defer payments of interest on the Junior Subordinated Notes by extending the interest payment period from time to time on the Junior Subordinated Notes. The Administrative Trustees will give the holders of the Trust Preferred Securities notice of any Extension Period upon their receipt of notice from us. If distributions are deferred, the deferred distributions and accrued interest will be paid to holders of record of the Trust Preferred Securities as they appear on the books and records of the

Trust on the record date next following the termination of such deferral period. See ADDITIONAL TERMS OF JUNIOR SUBORDINATED NOTES—Option to Extend Interest Payment Period.

Distributions

Distributions on the Trust Preferred Securities will be made on the dates payable to the extent that the Trust has funds available for the payment of distributions in the Property Account. The Trust’s funds available for distribution to the holders of the trust securities will be limited to payments received from us on the applicable Junior Subordinated Notes. We have guaranteed the payment of distributions out of monies held by the Trust to the extent set forth under DESCRIPTION OF GUARANTEE.

Distributions on the Trust Preferred Securities will be payable to the holders named on the securities register of the Trust at the close of business on the relevant record dates, which, as long as the Trust Preferred Securities remain in book-entry only form, will be one business day before the relevant payment dates. Distributions will be paid through the Property Trustee who will hold amounts received in respect of the Junior Subordinated Notes in the Property Account for the benefit of the holders of the trust securities. If the Trust Preferred Securities do not continue to remain in book-entry only form, the relevant record dates will conform to the rules of any securities exchange on which the Trust Preferred Securities are listed and, if none, the Administrative Trustees will have the right to select relevant record dates, which will be more than 14 days but less than 60 days before the relevant payment dates. If any date on which distributions are to be made on the Trust Preferred Securities is not a business day, then payment of the distributions payable on that date will be made on the next succeeding day which is a business day and without any interest or other payment in respect of that delay, except that, if that business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the record date. (Section 7.2 of the Amended Trust Agreement.)

Mandatory Redemption of Trust Preferred Securities

The Trust Preferred Securities have no stated maturity date, but will be redeemed upon the maturity of the Junior Subordinated Notes or to the extent the Junior Subordinated Notes are redeemed before maturity. The Junior Subordinated Notes will mature on the date specified in the prospectus supplement and may be redeemed at any time, in whole but not in part, in certain circumstances upon the occurrence of a Tax Event or an Investment Company Event as described under “—Special Event Redemption.”

Upon the maturity of the Junior Subordinated Notes, the proceeds of their repayment will simultaneously be applied to redeem all the outstanding trust securities at the Redemption Price. Upon the redemption of the Junior Subordinated Notes, either at our option or as a result of a Tax Event or an Investment Company Event, the proceeds from the redemption will simultaneously be applied to redeem trust securities having a total liquidation amount equal to the total principal amount of the Junior Subordinated Notes so redeemed at the redemption price; provided, that holders of trust securities will be given not less than 30 nor more than 60 days’ notice of the redemption. If fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately. (Section 7.3 of the Amended Trust Agreement.)

Special Event Redemption

Both a Tax Event and an Investment Company Act Event constitute Special Events for purposes of the redemption provisions described in the preceding paragraph.

A Tax Event means that the Administrative Trustees have received an opinion of independent tax counsel experienced in those matters to the effect that, as a result of any amendment to, change or announced proposed change in:

•	the laws or regulations of the United States or any of its political subdivisions or taxing authorities, or

•	any official administrative pronouncement, action or judicial decision interpreting or applying those laws or regulations,

which amendment or change becomes effective or proposed change, pronouncement, action or decision is announced on or after the date the Trust Preferred Securities are issued and sold, there is more than an insubstantial risk that:

•	the Trust is or within 90 days would be subject to U.S. federal income tax with respect to income accrued or received on the Junior Subordinated Notes;

•	interest payable to the Trust on the Junior Subordinated Notes is not or within 90 days would not be deductible, in whole or in part, by us for U.S. federal income tax purposes; or

•	the Trust is or within 90 days would be subject to a material amount of other taxes, duties or other governmental charges.

Investment Company Event means that the Administrative Trustees have received an opinion of a nationally recognized independent counsel to the effect that, as a result of an amendment to or change in the Investment Company Act or regulations thereunder on or after the date the Trust Preferred Securities are issued and sold, there is more than an insubstantial risk that the Trust is or will be considered an investment company and be required to be registered under the Investment Company Act. (Section 1.1 of the Amended Trust Agreement.)

Redemption Procedures

The Trust may not redeem fewer than all the outstanding trust securities unless all accrued and unpaid distributions have been paid on all trust securities for all distribution periods terminating on or before the date of redemption. If fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately.

If the Trust gives a notice of redemption in respect of the trust securities it will be irrevocable and, if we have paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Notes, then, by 12:00 noon New York City time on the redemption date, the Property Trustee will irrevocably deposit with the depositary funds sufficient to pay the redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the Trust Preferred Securities, and the paying agent will pay the redemption price to the holders of the trust common securities. If notice of redemption has been given and funds deposited as required, then, immediately before the close of business on the date of the deposit, distributions will cease to accrue and all rights of holders of Trust Preferred Securities called for redemption will cease, except the right of the holders of the Trust Preferred Securities to receive the redemption price but without interest on the redemption price. If any date fixed for redemption of Trust Preferred Securities is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay, except that, if that business day falls in the next calendar year, payment will be made on the immediately preceding business day. If payment of the redemption price in respect of Trust Preferred Securities is improperly withheld or refused and not paid either by the Trust or by us under the Guarantee, distributions on the Trust Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

Subject to the foregoing and applicable law, including, without limitation, U.S. federal securities laws, we or our subsidiaries may at any time, and from time to time, purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement. (Section 7.4 of the Amended Trust Agreement.)

Distribution of the Junior Subordinated Notes

We will have the right at any time to dissolve the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, to cause Junior Subordinated Notes to be distributed to the holders of the Trust Preferred Securities in a total stated principal amount equal to the total stated liquidation amount of the Trust Preferred Securities then outstanding. Before any such dissolution, we will obtain any required regulatory approvals. The right to dissolve the Trust and distribute the Junior Subordinated Notes will be conditioned on our receipt of an opinion rendered by an independent tax counsel that the distribution would not result in the recognition of gain or loss for federal income tax purposes by the holders. (Section 8.1 of the Amended Trust Agreement.)

Liquidation Distribution Upon Dissolution

The amended trust agreement will state that the Trust will be dissolved:

•	upon our bankruptcy;

•	upon the filing of a certificate of dissolution or its equivalent with respect to us;

•
upon the filing of a certificate of cancellation with respect to the Trust after obtaining the consent of at least a majority in liquidation amount of the Trust Preferred Securities, voting together as a single class;

•	90 days after the revocation of our charter, but only if the charter is not reinstated during that 90-day period;

•	upon the distribution of the related Junior Subordinated Notes directly to the holders of the trust securities;

•	upon the redemption of all of the trust securities; or

•	upon entry of a court order for the dissolution of us or the Trust. (Section 8.1 of the Amended Trust Agreement.)

Upon a dissolution, after the Trust pays all amounts owed to creditors, the holders of the Trust Preferred Securities will be entitled to receive:

•	cash equal to the total liquidation amount of the Trust Preferred Securities specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment, or

•	Junior Subordinated Notes in a total principal amount equal to the total liquidation amount of the Trust Preferred Securities.

If the Trust cannot pay the full amount due on its trust securities because insufficient assets are available for payment, then the amounts payable by the Trust on its trust securities will be paid proportionately. However, if an event of default under the amended trust agreement occurs, the total amounts due on the Trust Preferred Securities will be paid before any distribution on the trust common securities. Under certain circumstances involving the dissolution of the Trust, subject to obtaining any required regulatory approval, Junior Subordinated Notes will be distributed to the holders of the trust securities in liquidation of the Trust. (Section 8.2 of the Amended Trust Agreement.)

Trust Enforcement Events

An event of default under the Subordinated Indenture relating to the Junior Subordinated Notes held by the Trust will be an event of default under the amended trust agreement (a Trust Enforcement Event).  See DESCRIPTION OF DEBT  SECURITIES—Events of Default.

In addition, the voluntary or involuntary dissolution, winding up or termination of the Trust is also a Trust Enforcement Event, except in connection with:

•	the distribution of the Junior Subordinated Notes to holders of the trust securities of the Trust;

•	the redemption of all of the trust securities of the Trust; or

•	mergers, consolidations or amalgamations permitted by the amended trust agreement of the Trust.

Under the amended trust agreement, the holder of the trust common securities will be deemed to have waived any Trust Enforcement Event with respect to the trust common securities until all Trust Enforcement Events with respect to the Trust Preferred Securities have been cured, waived or otherwise eliminated. Until all Trust Enforcement Events with respect to the Trust Preferred Securities have been so cured, waived, or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Trust Preferred Securities and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the amended trust agreement and the Subordinated Indenture. If any Trust Enforcement Event with respect to the Trust Preferred Securities is waived by the holders of the Trust Preferred Securities as provided in the amended trust agreement, under the amended trust agreement the holders of trust common securities have agreed that the waiver also constitutes a waiver of the Trust

Enforcement Event with respect to the trust common securities for all purposes under the amended trust agreement without any further act, vote or consent of the holders of trust common securities. (Section 2.6 of the Amended Trust Agreement.)

We and the Administrative Trustees must file annually with the Property Trustee a certificate evidencing compliance with all the applicable conditions and covenants under the amended trust agreement. (Section 2.4 of the Amended Trust Agreement.)

Upon the occurrence of a Trust Enforcement Event, the Property Trustee, as the sole holder of the Junior Subordinated Notes issued to the Trust, will have the right under the Subordinated Indenture to declare the principal of, interest and premium, if any, on the Junior Subordinated Notes held by the Trust to be immediately due and payable.

If the Property Trustee fails to enforce its rights under the amended trust agreement or the Subordinated Indenture to the fullest extent permitted by law and subject to the terms of the amended trust agreement and the Subordinated Indenture, any holder of Trust Preferred Securities may sue us, or seek other remedies, to enforce the Property Trustee’s rights under the amended trust agreement or the Subordinated Indenture without first instituting a legal proceeding against the Property Trustee or any other person. If a Trust Enforcement Event occurs and is continuing as a result of our failure to pay principal of or interest or premium, if any, on the Junior Subordinated Notes held by the Trust when payable, then a holder of the Trust Preferred Securities may directly sue us or seek other remedies, to collect its proportionate share of payments owned. See RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE GUARANTEE AND THE JUNIOR SUBORDINATED NOTES HELD BY THE TRUST.

Removal and Replacement of Trustees

Only the holders of trust common securities have the right to remove or replace the trustees of the Trust, except that while an event of default in respect of the Junior Subordinated Notes has occurred or is continuing, the holders of a majority of the Trust Preferred Securities will have this right. The resignation or removal of any trustee and the appointment of a successor trustee will be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the amended trust agreement. (Section 6.6 of the Amended Trust Agreement.)

Mergers, Consolidations or Amalgamations of the Trust

The Trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other corporation or other body (each, a Merger Event), except as described below. The Trust may, with the consent of a majority of its Administrative Trustees and without the consent of the holders of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by another trust, provided that the following conditions are met:

•	the successor entity either:

•	assumes all of the obligations of the Trust relating to its trust securities, or

•	substitutes other securities for the trust securities that are substantially similar to the trust securities, so long as the successor securities rank the same as the trust securities for distributions and payments upon liquidation, redemption and otherwise;

•	we acknowledge a trustee of the successor entity who has the same powers and duties as the Property Trustee of the Trust, as the holder of the Junior Subordinated Notes;

•
the Trust Preferred Securities are listed, or any successor securities will be listed, upon notice of issuance, on the same securities exchange or other organization that the Trust Preferred Securities are then listed;

•	the Merger Event does not cause the Trust Preferred Securities or successor securities to be downgraded by any nationally recognized rating agency;

•
the Merger Event does not adversely affect the rights, preferences and privileges of the holders of the trust securities or successor securities in any material way, other than with respect to any dilution of the holders’ interest in the new entity;

•	the successor entity has a purpose identical to that of the Trust;

•	before the Merger Event, we have received an opinion of counsel from a nationally recognized law firm stating that:

•
the Merger Event does not adversely affect the rights of the holders of the Trust Preferred Securities or any successor securities in any material way, other than with respect to any dilution of the holders’ interest in the new entity, and

•	following the Merger Event, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

•	we guarantee the obligations of the successor entity under the successor securities in the same manner as in the Guarantee.

In addition, unless all of the holders of the Trust Preferred Securities and trust common securities approve otherwise, the Trust will not consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if, in the opinion of a nationally recognized tax counsel experienced in such matters, the transaction would cause the Trust or the successor entity to be classified other than as a grantor trust for U.S. federal income tax purposes. (Section 3.15 of the Amended Trust Agreements.)

Voting Rights; Amendment of Trust Agreement

The holders of Trust Preferred Securities have no voting rights except as discussed under “—Mergers, Consolidations or Amalgamations of the Trust” and DESCRIPTION OF GUARANTEE—“Amendments”, and as otherwise required by law and the amended trust agreement.

The amended trust agreement may be amended if approved by a majority of the Administrative Trustees, the Property Trustee and, in certain cases, the Delaware Trustee. However, if any proposed amendment provides for, or otherwise proposes to effect,

•	any action that would adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to the amended trust agreement or otherwise, or

•	the dissolution, winding-up or termination of the Trust other than under the terms of the amended trust agreement,

then the holders of the Trust Preferred Securities as a single class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will only be effective if approved by at least a majority in liquidation amount of the Trust Preferred Securities affected by the amendment or proposal.

No amendment may be made to the amended trust agreement if that amendment would:

•	cause the Trust to be characterized as other than a grantor trust for U.S. federal income tax purposes;

•	reduce or otherwise adversely affect the powers of the Property Trustee; or

•	cause the Trust to be deemed to be an investment company which is required to be registered under the Investment Company Act. (Section 11.1 of the Amended Trust Agreement.)

The holders of a majority of the total liquidation amount of the Trust Preferred Securities have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee; or

•	direct the exercise of any trust or power conferred upon the Property Trustee under the amended trust agreement, including the right to direct the Property Trustee, as the holder of the Junior
Subordinated Notes, to:

(a)	exercise the remedies available under the Subordinated Indenture with respect to the Junior Subordinated Notes,

(b)	consent to any amendment or modification of the Subordinated Indenture or the Junior Subordinated Notes if consent is required,

(c)	waive any event of default under the Subordinated Indenture that is waivable, or

(d)	cancel an acceleration of the principal of the Junior Subordinated Notes.

In addition, except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee will not be obligated to take the actions described in sub-paragraphs (a) and (b) above unless it has obtained an opinion of counsel stating that, as a result of that action, the Trust will continue to be classified as a grantor trust for U.S. federal income tax purposes. (Section 7.5 of the Amended Trust Agreement.)

As described in the form of amended trust agreement, the Property Trustee may hold a meeting to have holders of Trust Preferred Securities vote on a change or have them approve a change by written consent.

If a vote by the holders of Trust Preferred Securities is taken or a consent is obtained, any Trust Preferred Securities owned by us or any of our affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding, which will have the following consequences:

•	we and any of our affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of Trust Preferred Securities; and

•
any Trust Preferred Securities owned by us or any of our affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained. (Section 7.5 of the Amended Trust Agreement.)

Information Concerning the Property Trustee

For matters relating to compliance with the Trust Indenture Act, the Property Trustee will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The Property Trustee, other than during the occurrence and continuance of a Trust Enforcement Event, undertakes to perform only the duties that are specifically described in the amended trust agreement and, upon a Trust Enforcement Event, must exercise the rights and powers granted to it in the amended trust agreement and use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers given it by the applicable amended trust agreement at the request of any holder of Trust Preferred Securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. (Sections 3.9 and 3.10 of the Amended Trust Agreement.)

Information Concerning the Delaware Trustee

Chase Manhattan Bank USA, National Association, will serve as trustee of the Trust in the State of Delaware for the purpose of complying with the provisions of the Delaware Business Trust Act. It is an affiliate of JPMorgan Chase Bank which serves as Property Trustee and in the other capacities described above under “—Information Concerning the Property Trustee.”

Information Concerning the Administrative Trustees

The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust in a way that:

•	will not cause it to be deemed to be an investment company required to be registered under the Investment Company Act;

•	will cause it to be classified as a grantor trust for U.S. federal income tax purposes; and

•	will cause the Junior Subordinated Notes it holds to be treated as our indebtedness for U.S. federal income tax purposes.

We and the Administrative Trustees are authorized to take any action, so long as it is consistent with applicable law or the certificate of trust or amended trust agreement, that we and the Administrative Trustees determine to be necessary or desirable for those purposes. (Section 3.6 of the Amended Trust Agreement.)

DESCRIPTION OF GUARANTEE

We will execute the Guarantee from time to time for the benefit of the holders of the Trust Preferred Securities. Dominion, our parent company, is not guaranteeing any of the obligations of the Trust.

JPMorgan Chase Bank will act as Guarantee Trustee under the Guarantee. The

Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Trust Preferred Securities.

The following description of the Guarantee is only a summary. The form of the Guarantee is an exhibit to the registration statement.

General

We will irrevocably and unconditionally agree under the Guarantee to pay the Guarantee Payments, to the extent specified in the Guarantee, to the holders of the Trust Preferred Securities, but only to the extent that the Guarantee Payments are not paid by or on behalf of the Trust. We are required to pay the Guarantee Payments to the extent specified in the Guarantee regardless of any defense, right of set-off or counterclaim that we may have or may assert against any person. (Section 5.1 of the Guarantee.)

The following payments and distributions on the Trust Preferred Securities are Guarantee Payments:

•
any accrued and unpaid distributions required to be paid on the Trust Preferred Securities of the Trust, but only to the extent that the Trust has funds legally and immediately available for those distributions;

•
the redemption price for any Trust Preferred Securities that the Trust calls for redemption, including all accrued and unpaid distributions to the redemption date, but only to the extent that the Trust has funds legally and immediately available for the payment; and

•
upon a dissolution, winding-up or termination of the Trust, other than in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities of the Trust or the redemption of all the Trust Preferred Securities of the Trust, the lesser of:

•
the sum of the liquidation amount and all accrued and unpaid distributions on the Trust Preferred Securities of the Trust to the payment date, to the extent that the Trust has funds legally and immediately available for the payment; and

•	the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred Securities of the Trust in liquidation of the Trust. (Section 1.1 of the Guarantee.)

We may satisfy our obligation to make a Guarantee Payment by making that payment directly to the holders of the Trust Preferred Securities or by causing the Trust to make the payment to those holders. (Section 5.1 of the Guarantee.)

The Guarantee will be a full and unconditional guarantee, subject to certain subordination provisions, of the Guarantee Payments with respect to the Trust Preferred Securities from the time of issuance of the Trust Preferred Securities, except that the Guarantee will only apply to the payment of distributions and other payments on the Trust Preferred Securities when the Trust has sufficient funds legally and immediately available to make those distributions or other payments.

If we do not make the required payments on the Junior Subordinated Notes that the Property Trustee holds under the Trust, the Trust will not make the related payments on the Trust Preferred Securities.

Subordination

Our obligations under the Guarantee will be unsecured obligations of the Company. Those obligations will rank:

•	subordinate and junior in right of payment to all of our other liabilities, other than obligations or liabilities that rank equal in priority or subordinate by their terms;

•	equal in priority with the Junior Subordinated Notes that we may issue and similar guarantees; and

•	senior to our preferred and common stock. (Section 6.2 of the Guarantee.)

We currently have $139 million in outstanding Junior Subordinated Notes that will rank equal in priority with the Guarantee.

The Guarantee will be a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us, as guarantor, to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. (Section 5.4 of the Guarantee.)

The terms of the Trust Preferred Securities will provide that each holder of the Trust Preferred Securities, by accepting those Trust Preferred Securities, agrees to the subordination provisions and other terms of the Guarantee.

Amendments

We may amend the Guarantee without the consent of any holder of the Trust Preferred Securities if the amendment does not materially and adversely affect the rights of those holders. We may otherwise amend the Guarantee with the approval of the holders of more than 50% of the outstanding Trust Preferred Securities to which the Guarantee relates. (Section 9.2 of the Guarantee.)

Termination

The Guarantee will terminate and be of no further effect when:

•	the redemption price of the Trust Preferred Securities to which the Guarantee relates is fully paid;

•	we distribute the related Junior Subordinated Notes to the holders of the Trust Preferred Securities; or

•	the amounts payable upon liquidation of the Trust are fully paid. (Section 7.1 of the Guarantee.)

The Guarantee will remain in effect or will be reinstated if at any time any holder of the Trust Preferred Securities must restore payment of any sums paid to that holder with respect to the Trust Preferred Securities or under the Guarantee.

Material Covenants

We will covenant that, so long as any Trust Preferred Securities remain outstanding, if there is an event of default under the Guarantee or the amended trust agreement:

•
we will not make distributions related to our debt securities that rank equally with or junior to the Junior Subordinated Notes, including any payment of interest, principal or premium, or repayments, repurchases or redemptions; and

•	we will not make distributions related to our capital stock, including dividends, redemptions, repurchases, liquidation payments, or guarantee payments.

We may, however, make the following types of distributions:

•	dividends paid in common stock;

•	dividends in connection with the implementation of a shareholder rights plan;

•	payments to a trust holding securities of the same series under a guarantee; and

•
repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants. (Section 6.1 of the Guarantee.)

Events of Default

An event of default will occur under the Guarantee if we fail to perform any of our payment obligations under the Guarantee. The holders of a majority of the Trust Preferred Securities of any series may waive any such event of default and its consequences on behalf of all of the holders of the Trust Preferred Securities of that series. (Section 2.6 of the Guarantee.) The Guarantee Trustee is entitled to enforce the Guarantee for the benefit of the holders of the Trust Preferred Securities of a series if an event of default occurs under the Guarantee. (Section 3.1 of the Guarantee.)

The holders of a majority of the Trust Preferred Securities to which the Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee with respect to that Guarantee or to direct the exercise of any trust or power that the Guarantee Trustee holds under the Guarantee. Any holder of the Trust Preferred Securities may institute a legal proceeding directly against us to enforce that holder’s rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity. (Section 5.4 of the Guarantee.)

Concerning the Guarantee Trustee

JPMorgan Chase Bank is the Guarantee Trustee. It is also the Property Trustee, the Subordinated Indenture Trustee and the Senior Indenture Trustee. We and certain of our affiliates maintain deposit accounts and banking relationships with JPMorgan Chase Bank. JPMorgan Chase Bank also serves as trustee under other indentures under which securities of ours and certain of our affiliates are outstanding and its affiliates have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

The Guarantee Trustee will perform only those duties that are specifically set forth in the Guarantee unless an event of default under the Guarantee occurs and is continuing. In case an event of default occurs and is continuing, the Guarantee Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (Section 3.1 of the Guarantee.) Subject to those provisions, the Guarantee Trustee is under no obligation to exercise any of its powers under the Guarantee at the request of any holder of the Trust Preferred Securities unless that holder offers reasonable indemnity to the Guarantee Trustee against the costs, expenses and liabilities which it might incur as a result. (Section 3.2 of the Guarantee.)

AGREEMENT AS TO EXPENSES AND LIABILITIES

We will enter into an Agreement as to Expenses and Liabilities under the Trust Agreement. The Agreement as to Expenses and Liabilities will provide that we will, with certain exceptions, irrevocably and unconditionally guarantee the full payment of any indebtedness, expenses or liabilities of the Trust to each person or entity to whom the Trust becomes indebted or liable. The exceptions are the obligations of the Trust to pay amounts due to the holders of the Trust Preferred Securities.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE GUARANTEE AND THE JUNIOR SUBORDINATED NOTES HELD BY THE TRUST

We will guarantee payments of distributions and redemption and liquidation payments due on the Trust Preferred Securities, to the extent the Trust has funds available for the payments, to the extent described under DESCRIPTION OF GUARANTEE. No single document executed by us in connection with the issuance of the Trust Preferred Securities will provide for our full, irrevocable and unconditional guarantee of the Trust
Preferred Securities. It is only the combined operation of our obligations under the Guarantee, the amended trust agreement and the Subordinated Indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust’s obligations under the Trust Preferred Securities.

As long as we make payments of interest and other payments when due on the Junior Subordinated Notes held by the Trust, those payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the Trust Preferred Securities issued by the Trust, primarily because:

•	the total principal amount of the Junior Subordinated Notes will be equal to the sum of the total liquidation amount of the trust securities;

•	the interest rate and interest and other payment dates on the Junior Subordinated Notes will match the distribution rate and distribution and other payment dates for the Trust Preferred Securities;

•	we will pay for any and all costs, expenses and liabilities of the Trust except its obligations under the Trust Preferred Securities; and

•	the amended trust agreement will provide that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

If and to the extent that we do not make payments on the Junior Subordinated Notes, the Trust will not have funds available to make payments of distributions or other amounts due on its Trust Preferred Securities. In those circumstances, you will not be able to rely upon the Guarantee for payment of these amounts. Instead, you may directly sue us or seek other remedies to collect your proportionate share of payments owed. If you sue us to collect payment, then we will assume your rights as a holder of Trust Preferred Securities under the amended trust agreement to the extent we make a payment to you in any such legal action.

ACCOUNTING TREATMENT

The Trust will be treated as a subsidiary of ours for financial reporting purposes. Accordingly, our consolidated financial statements will include the accounts of the Trust. The Trust Preferred Securities, along with other trust preferred securities that we guarantee on an equivalent basis, will be presented as a separate line item in our consolidated balance sheets, and appropriate disclosures about the Trust Preferred Securities, the Guarantee and the Junior Subordinated Notes will be included in the notes to the consolidated financial statements. We will record distributions that the Trust pays on the Trust Preferred Securities as an expense included in our consolidated statements of income.

DESCRIPTION OF PREFERRED STOCK

The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of our authorized Preferred Stock. If we offer Preferred Stock, the specific designations and rights will be described in the prospectus supplement and a description will be filed with the SEC.

Our Board of Directors can, without approval of shareholders, issue one or more series of Preferred Stock. The Board can also determine the number of shares of each series and the rights, preferences and limitations of each series including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any wholly unissued series of Preferred Stock, the number of shares constituting each series and the terms and conditions of issues.

The Preferred Stock will, when issued, be fully paid and non-assessable. Unless otherwise specified in the applicable prospectus supplement, the Preferred Stock will rank on a parity in all respects with any outstanding Preferred Stock we may have and will have priority over our common stock as to dividends and distributions of assets. Therefore, the rights of any Preferred Stock that may subsequently be issued may limit the rights of the holders of our common stock and Preferred Stock.

The transfer agent, registrar, and dividend disbursement agent for a series of Preferred Stock will be named in a prospectus supplement. The registrar for shares of Preferred Stock will send notices to shareholders of any meetings at which holders of the Preferred Stock have the right to elect directors or to vote on any other matter.

PLAN OF DISTRIBUTION

We may sell the offered securities (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

By Agents

Offered securities may be sold through agents that we designate. The agents agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

We may also sell offered securities directly. In this case, no underwriters or agents would be involved.

General Information

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL OPINIONS

McGuireWoods LLP, counsel to the Company, will issue an opinion about the legality of the offered securities for us. As of June 30, 2002, partners of McGuireWoods LLP owned less than one percent of the common stock of Dominion, our parent company. Certain matters relating to the formation of the Trust and the issuance of the Trust Preferred Securities under Delaware law and the Trust Agreement will be passed upon by Richards, Layton & Finger P.A., special Delaware counsel to the Trust and the Company. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

Legal conclusions relating to the Company’s franchises and title to its properties in the Company’s Annual Report on Form 10-K and legal conclusions under DESCRIPTION OF MORTGAGE BONDS, including limitations upon the Company’s issuance of Bonds, have been reviewed by McGuireWoods LLP, Richmond, Virginia, except that, with respect to the Bonds, insofar as matters relating to title to properties are governed by the laws of West Virginia, they have been reviewed by Jackson & Kelly PLLC, Charleston, West Virginia. The statements are included on the authority of such firms, respectively, as experts.

EXPERTS

The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion and include an explanatory paragraph that describes a change in the method of accounting used to develop the market-related value of pension plan assets, discussed in Note 3 to the consolidated financial statements, and the adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, discussed in Note 9 to the consolidated financial statements) and have been so incorporated by reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

1,250 UNITS

VIRGINIA ELECTRIC AND POWER COMPANY

EACH UNIT CONSISTS OF 1,000 SHARES OF FLEXIBLE
MONEY MARKET CUMULATIVE PREFERRED STOCK (FLEX MMP®), 2002 SERIES A (LIQUIDATION PREFERENCE $100 PER SHARE)